EXHIBIT 13.2
MANAGEMENT’S REPORT
TO THE SHAREHOLDERS OF CASCADES INC
March 12, 2015
The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit and Finance Committee and approved by the Board of Directors.
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and include certain estimates that reflect management’s best judgment.
The Management of the Corporation is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.
The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.
External and internal auditors have free and independent access to the Audit and Finance Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.
The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.
Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.
Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.
Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2014 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the 1992 Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2014.

/s/ Mario Plourde MARIO PLOURDE	/s/ Allan Hogg ALLAN HOGG

PRESIDENT AND CHIEF EXECUTIVE OFFICER KINGSEY FALLS, CANADA	VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER KINGSEY FALLS, CANADA

1

INDEPENDENT AUDITOR'S REPORT
TO THE SHAREHOLDERS OF CASCADES INC.

March 12, 2015

We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2014 and 2013, and the consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2014 and 2013, and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ PricewaterhouseCoopers LLP1

[1]	FCPA auditor, FCA, public accountancy permit No. A108517

2

CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	NOTE	DECEMBER 31, 2014	DECEMBER 31, 2013
Assets
Current assets
Cash and cash equivalents		29	23
Accounts receivable	6 and 14	453	512
Current income tax assets		13	34
Inventories	7 and 14	462	543
Financial assets	26	1	2
Assets of disposal group classified as held for sale	5	72	—
		1,030	1,114
Long-term assets
Investments in associates and joint ventures	8	259	261
Property, plant and equipment	9 and 14	1,573	1,684
Intangible assets with finite useful life	10	183	196
Financial assets	26	25	17
Other assets	11	83	108
Deferred income tax assets	17	185	118
Goodwill and other intangible assets with indefinite useful life	10	335	333
		3,673	3,831
Liabilities and Equity
Current liabilities
Bank loans and advances		46	56
Trade and other payables	12	557	590
Current income tax liabilities		5	2
Current portion of long-term debt	14	40	39
Current portion of provisions for contingencies and charges	13	11	2
Current portion of financial liabilities and other liabilities	15 and 26	16	11
Liabilities of disposal group classified as held for sale	5	32	—
		707	700
Long-term liabilities
Long-term debt	14	1,556	1,540
Provisions for contingencies and charges	13	33	37
Financial liabilities	26	45	39
Other liabilities	15	191	212
Deferred income tax liabilities	17	138	109
		2,670	2,637
Equity attributable to Shareholders
Capital stock	18	483	482
Contributed surplus	19	18	17
Retained earnings		454	642
Accumulated other comprehensive loss	20	(62)	(60)
		893	1,081
Non-controlling interest		110	113
Total equity		1,003	1,194
		3,673	3,831
The accompanying notes are an integral part of these consolidated financial statements.
Approved by the Board of Directors

/s/ Alain Lemaire Alain Lemaire - DIRECTOR	/s/ Georges Kobrynsky Georges Kobrynsky - DIRECTOR

3

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(For the years ended December 31 (in millions of Canadian dollars, except per-share amounts and number of shares)	NOTE	2014	2013
Sales		3,561	3,370
Cost of sales and expenses
Cost of sales (including depreciation and amortization of $174 million; 2013 — $167 million)	21	3,063	2,863
Selling and administrative expenses	21	334	335
Loss on acquisitions, disposals and others	23	—	3
Impairment charges and restructuring costs	24	23	2
Foreign exchange gain		(2)	(4)
Loss (gain) on derivative financial instruments	26	6	(5)
		3,424	3,194
Operating income		137	176
Financing expense	25	101	104
Interest expense on employee future benefits	25	6	8
Loss on refinancing of long-term debt	14	44	—
Foreign exchange loss (gain) on long-term debt and financial instruments		30	(2)
Share of results of associates and joint ventures		—	3
Profit (loss) before income taxes		(44)	63
Provision for income taxes	17	16	19
Net earnings (loss) from continuing operations including non-controlling interest for the year		(60)	44
Net loss from discontinued operations for the year	5	(83)	(30)
Net earnings (loss) including non-controlling interest for the year		(143)	14
Net earnings attributable to non-controlling interest		4	3
Net earnings (loss) attributable to Shareholders for the year		(147)	11
Net earnings (loss) from continuing operations per basic and diluted common share		$(0.68)	$0.44
Net earnings (loss) per basic and diluted common share		$(1.57)	$0.11
Weighted average basic number of common shares outstanding		94,025,600	93,885,402
Weighted average number of diluted common shares		95,355,998	94,694,761

Net earnings (loss) attributable to Shareholders:
Continuing operations		(64)	41
Discontinued operations	5	(83)	(30)
Net earnings (loss)		(147)	11
The accompanying notes are an integral part of these consolidated financial statements.

4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2014	2013
Net earnings (loss) including non-controlling interest for the year		(143)	14
Other comprehensive income (loss)
Items that may be reclassified subsequently to earnings
Translation adjustments	20
Change in foreign currency translation of foreign subsidiaries		37	52
Change in foreign currency translation related to net investment hedging activities		(44)	(30)
Income taxes		6	4
Cash flow hedges	20
Change in fair value of foreign exchange forward contracts		3	(7)
Change in fair value of interest rate swaps		(13)	13
Change in fair value of commodity derivative financial instruments		(1)	9
Income taxes		5	(6)
		(7)	35
Items that are reclassified to retained earnings
Actuarial gain (loss) on post-employment benefit obligations	16	(39)	97
Income taxes	17	11	(26)
		(28)	71
Other comprehensive income (loss)		(35)	106
Comprehensive income (loss) including non-controlling interest for the year		(178)	120
Comprehensive income (loss) attributable to non-controlling interest for the year		(3)	12
Comprehensive income (loss) attributable to Shareholders for the year		(175)	108
Comprehensive income (loss) attributable to Shareholders:
Continuing operations		(84)	110
Discontinued operations		(91)	(2)
Comprehensive income (loss)		(175)	108
The accompanying notes are an integral part of these consolidated financial statements.

5

CONSOLIDATED STATEMENTS OF EQUITY

	For the year ended December 31, 2014
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON-CONTROLLING INTEREST	TOTAL EQUITY
Balance - Beginning of year	482	17	642	(60)	1,081	113	1,194
Comprehensive income (loss)
Net earnings (loss)	—	—	(147)	—	(147)	4	(143)
Other comprehensive income (loss)	—	—	(26)	(2)	(28)	(7)	(35)
	—	—	(173)	(2)	(175)	(3)	(178)
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	—	1	—	—	1	—	1
Issuance of common shares	1	—	—	—	1	—	1
Balance - End of year	483	18	454	(62)	893	110	1,003

	For the year ended December 31, 2013
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON-CONTROLLING INTEREST	TOTAL EQUITY
Balance - Beginning of year	482	16	567	(87)	978	116	1,094
Comprehensive income
Net earnings	—	—	11	—	11	3	14
Other comprehensive income	—	—	70	27	97	9	106
	—	—	81	27	108	12	120
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	—	1	—	—	1	—	1
Acquisition of non-controlling interest	—	—	9	—	9	(15)	(6)
Balance - End of year	482	17	642	(60)	1,081	113	1,194
The accompanying notes are an integral part of these consolidated financial statements.

6

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2014	2013
Operating activities from continuing operations
Net earnings (loss) attributable to Shareholders for the year		(147)	11
Net loss from discontinued operations for the year		83	30
Net earnings (loss) from continuing operations		(64)	41
Adjustments for:
Financing expense and interest expense on employee future benefits	25	107	112
Loss on refinancing of long-term debt		44	—
Depreciation and amortization		174	167
Loss on acquisitions, disposals and others	23	—	3
Impairment charges and restructuring costs	24	21	—
Unrealized loss (gain) on derivative financial instruments		6	(6)
Foreign exchange loss (gain) on long-term debt and financial instruments		30	(2)
Provision for income taxes	17	16	19
Share of results of associates and joint ventures		—	3
Net earnings attributable to non-controlling interest		4	3
Net financing expense paid		(73)	(100)
Premium paid on long-term debt refinancing		(31)	—
Net income taxes received		14	5
Dividend received	8	15	12
Employee future benefits and others		(19)	(26)
		244	231
Changes in non-cash working capital components	25	(13)	5
		231	236
Investing activities from continuing operations
Investments in associates and joint ventures		—	(32)
Payments for property, plant and equipment		(178)	(138)
Proceeds on disposals of property, plant and equipment		7	12
Investments in intangible and other assets		(2)	(15)
		(173)	(173)
Financing activities from continuing operations
Bank loans and advances		(3)	(31)
Change in revolving credit facilities		(154)	76
Issuance of senior notes, net of related expenses	14	833	—
Repayment of senior notes	14	(740)	(10)
Increase in other long-term debt		23	14
Payments of other long-term debt		(50)	(50)
Settlement of derivative financial instruments		—	(14)
Issuance of common shares	18	1	—
Acquisition of non-controlling interest		—	(19)
Dividends paid to the Corporation's Shareholders	18	(15)	(15)
		(105)	(49)
Change in cash and cash equivalents during the year from continuing operations		(47)	14
Change in cash and cash equivalents during the year from discontinued operations	5	54	(12)
Net change in cash and cash equivalents during the year		7	2
Currency translation on cash and cash equivalents		(1)	1
Cash and cash equivalents - Beginning of year		23	20
Cash and cash equivalents - End of year		29	23
The accompanying notes are an integral part of these consolidated financial statements.

7

SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards ("IFRS"); however, the chief operating decision-maker ("CODM") uses this performance measure to assess the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as are sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation’s accounting policies described in Note 2.

The Corporation's operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and management of the Corporation's performance, and is therefore the CODM.

The Corporation's operations are managed in four segments: Containerboard, Boxboard Europe, Specialty Products (which constitutes the Corporation's Packaging Products) and Tissue Papers.

		SALES
For the years ended December 31 (in millions of Canadian dollars)	NOTE	2014	2013
Packaging Products
Containerboard		1,407	1,314
Boxboard Europe		873	837
Specialty Products		716	774
Discontinued operations of Containerboard	5	(226)	(219)
Discontinued operations of Boxboard Europe	5	(32)	(51)
Discontinued operations of Specialty Products	5	(148)	(226)
Intersegment sales		(49)	(50)
		2,541	2,379
Tissue Papers		1,054	1,033
Intersegment sales and others		(34)	(42)
Total		3,561	3,370

		OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION (OIBD)
For the years ended December 31 (in millions of Canadian dollars)	NOTE	2014	2013
Packaging Products
Containerboard		108	156
Boxboard Europe		50	30
Specialty Products		(4)	32
Discontinued operations of Containerboard	5	56	1
Discontinued operations of Boxboard Europe	5	14	17
Discontinued operations of Specialty Products	5	30	3
		254	239
Tissue Papers		95	150
Corporate		(38)	(46)
Operating income before depreciation and amortization		311	343
Depreciation and amortization		(174)	(167)
Financing expense and interest expense on employee future benefits		(107)	(112)
Loss on refinancing of long-term debt		(44)	—
Foreign exchange gain (loss) on long-term debt and financial instruments		(30)	2
Share of results of associates and joint ventures		—	(3)
Profit (loss) before income taxes		(44)	63

8

		PAYMENTS FOR PROPERTY, PLANT AND EQUIPMENT
For the years ended December 31 (in millions of Canadian dollars)	NOTE	2014	2013
Packaging Products
Containerboard		34	44
Boxboard Europe		33	29
Specialty Products		19	22
Discontinued operations of Containerboard	5	(2)	(4)
Discontinued operations of Specialty Products	5	(1)	(6)
		83	85
Tissue Papers		88	47
Corporate		8	15
Total acquisitions		179	147
Proceeds on disposals of property, plant and equipment		(7)	(12)
Capital-lease acquisitions and acquisitions included in other debts		(14)	(4)
		158	131
Acquisitions of property, plant and equipment included in ''Trade and other payables''
Beginning of year		33	28
End of year		(20)	(33)
Payments for property, plant and equipment net of proceeds on disposals		171	126

	TOTAL ASSETS
(in millions of Canadian dollars)	DECEMBER 31, 2014	DECEMBER 31, 2013
Packaging Products
Containerboard	1,250	1,312
Boxboard Europe	637	712
Specialty Products	355	469
	2,242	2,493
Tissue Papers	834	755
Corporate	414	358
Intersegment eliminations	(83)	(46)
	3,407	3,560
Investments in associates and joint ventures	259	261
Other investments	7	10
Total assets	3,673	3,831

9

Information by geographic segment is as follows:

For the years ended December 31 (in millions of Canadian dollars)	2014	2013
Sales
Operations located in Canada
Within Canada	1,249	1,201
To the United States	509	488
Offshore	24	26
	1,782	1,715
Operations located in the United States
Within the United States	839	779
To Canada	50	49
Offshore	1	2
	890	830
Operations located in Italy
Within Italy	240	233
Other countries	146	137
	386	370
Operations located in other countries
Within Europe	378	349
Other countries	125	106
	503	455
Total	3,561	3,370

(in millions of Canadian dollars)	DECEMBER 31, 2014	DECEMBER 31, 2013
Property, plant and equipment
Canada	845	1,015
United States	387	304
Italy	282	306
Other countries	59	59
Total	1,573	1,684

(in millions of Canadian dollars)	DECEMBER 31, 2014	DECEMBER 31, 2013
Goodwill, customer relationships and client lists, and other finite and indefinite useful life intangible assets
Canada	457	471
United States	54	50
Italy	7	8
Total	518	529

10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For each of the years in the two-year period ended December 31, 2014
(Tabular amounts in millions of Canadian dollars, except per-share and option amounts and number of shares and options)

NOTE 1
GENERAL INFORMATION
Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404 Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on March 12, 2015.

NOTE 2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN CLASSIFICATION OF SHIPPING EXPENSES
In 2014, the Corporation classifies shipping expenses of $33 million as Cost of sales. As a result of this classification, the Corporation has reclassified shipping expenses that were previously classified within Selling and administrative expenses under Cost of sales for the comparative period, resulting in a reclassification adjustment of $36 million as at December 31, 2013.

BASIS OF PRESENTATION
The Corporation prepares its financial statements in accordance with Canadian generally accepted accounting principles (‘‘GAAP’’) as set forth in Part 1 of the Chartered Professional Accountants of Canada (CPA Canada) Handbook – Accounting which incorporates International Financial Accounting Standards (‘‘IFRS’’) as issued by the International Accounting Standards Board. The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

BASIS OF MEASUREMENT
The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments which are measured at fair value.

BASIS OF CONSOLIDATION
These consolidated financial statements include the accounts of the Corporation, which include:

A.	SUBSIDIARIES
Subsidiaries are all entities over which the Corporation has power over decisions about relevant activities. The Corporation does not have any interest in a structured entity. The existence and effect of potential voting rights that are exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date on which control ceases. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operations are consolidated commencing on the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired, as well as liabilities and contingent liabilities assumed in a business combination, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the purchase consideration over the fair value of the Corporation's share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

11

The following are the principal subsidiaries of the Corporation:

	PERCENTAGE OWNED (%)	JURISDICTION
Cascades Canada ULC	100	Canada
Cascades Recovery Inc.	73	Canada
Cascades USA Inc.	100	Delaware
Cascades S.A.S. (France)	100	France
Cascades Europe S.A.S.	100	France
Reno de Medici S.p.A.	57.61	Italy

B.	TRANSACTIONS AND CHANGE IN OWNERSHIP
Acquisitions or disposals of equity interests that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of the previously held interest or the non-controlling interest that results in gains or losses for the Corporation is recognized in the consolidated statement of earnings.

C.	ASSOCIATES
Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation's investment from associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation's interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses, at each year-end, whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation's share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost of disposal or value in use) and charged to the consolidated statement of earnings.

D.	JOINT VENTURES
A joint venture is an entity in which the Corporation holds a long-term interest and for which it shares joint control over decisions regarding relevant activities. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION
The Corporation recognizes its sales, which consist of product sales, when it is probable that the economic benefits will flow to the Corporation, the goods are shipped and the significant risks and benefits of ownership are transferred, the amount of revenue can be measured reliably, and collection of the resulting receivable is reasonably assured.

Revenue is measured based on the price specified in the sales contract, net of discounts and estimated returns at the time of sale. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual sales.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS
Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership.

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CLASSIFICATION
The Corporation classifies its financial instruments in the following categories: at fair value through profit or loss, held to maturity ("HTM"), loans and receivables, available for sale ("AFS") and other liabilities. The classification depends on the purpose for which the financial instruments were acquired or issued. Management determines the classification of its financial assets and financial liabilities at initial recognition. Settlement date accounting is used by the Corporation for all financial assets.

12

A.	FINANCIAL ASSETS AND LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS
A financial asset or financial liability is classified in this category if it is acquired principally for the purpose of selling or repurchasing in the short term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of earnings. Gains and losses arising from changes in fair value are presented in the consolidated statement of earnings in loss (gain) on acquisition, disposal and others in the period in which they arise. Financial assets and financial liabilities at fair value through profit or loss are classified as current, except for the portion expected to be realized or paid beyond 12 months of the consolidated balance sheet date, which is classified as long-term.

B.	HELD TO MATURITY
HTM financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities, other than loans and receivables, AFS or fair value through profit or loss that the entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Corporation has no HTM financial assets as at December 31, 2014 and 2013.

C.	AVAILABLE-FOR-SALE FINANCIAL ASSETS
AFS investments are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. AFS investments are recognized initially at fair value plus transaction costs, and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in the statement of other comprehensive income (loss). AFS investments are classified as long-term, unless the investment matures within 12 months, or Management expects to dispose of them within 12 months.

Interest on AFS investments, calculated using the effective interest method, is recognized in the consolidated statement of earnings as part of financing expense. Dividends on AFS equity instruments are recognized in the consolidated statement of earnings as part of loss (gain) on derivative financial instruments when the Corporation's right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from Accumulated other comprehensive income (loss) to the consolidated statement of earnings and included in loss (gain) on derivative financial instruments.

D.	LOANS AND RECEIVABLES
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Corporation's loans and receivables comprise accounts receivable, notes receivable from business disposals, the Greenpac bridge loan and cash and cash equivalents. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

E.	FINANCIAL LIABILITIES AT AMORTIZED COST
Financial liabilities at amortized cost include bank loans and advances, trade and other payables, and long-term debt. Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, they are measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as long-term liabilities.

IMPAIRMENT OF FINANCIAL ASSETS
At each report date, the Corporation assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Corporation recognizes an impairment loss, as follows:

i)
Financial assets carried at amortized cost: The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

ii)
AFS financial assets: The impairment loss is the difference between the original cost of the asset and its permanent fair value decrease at the measurement date, less any impairment losses previously recognized in the consolidated statement of earnings. This amount represents the cumulative loss in ''Accumulated other comprehensive income (loss)'' that is reclassified to net earnings (loss).

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on AFS equity instruments are not reversed.

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DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivative financial instruments as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

iii)	hedges of a net investment in a foreign operation (net investment hedge).

The Corporation formally documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

A.	CASH FLOW HEDGE
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the consolidated statement of earnings on the same line as the hedged item. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings as part of loss (gain) on derivative financial instruments. However, when the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or property, plant and equipment), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of goods sold in the case of inventory or in Depreciation in the case of property, plant and equipment.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

B.	NET INVESTMENT HEDGE
Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in the statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings. Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE
Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a provision for doubtful accounts that is based on expected collectability.

INVENTORIES
Inventories of finished goods are valued at the lower of cost, determined by either average production cost or retail method, or net realizable value. Inventories of raw material and supplies are valued at the lower of cost or replacement value, which is the best available measure of their net realizable value. Cost of raw material and supplies is determined using the average cost and first-in, first-out methods respectively. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

14

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION
Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including interest incurred during the construction period of qualifying property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate. Depreciation is calculated on a straight-line basis as follows:

Buildings                Between 20 and 33 years
Machinery and equipment        Between 7 and 20 years
Automotive equipment        Between 5 and 10 years
Other property, plant and equipment    Between 3 and 10 years

GRANTS AND INVESTMENT TAX CREDITS
Grants and investment tax credits for property, plant and equipment are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same basis as that used to depreciate the related property, plant and equipment.

BORROWING COSTS
Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until all the activities necessary to prepare the asset for its intended use are complete. All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

INTANGIBLE ASSETS
Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis, over the estimated useful lives as follows:

Customer relationships and client lists    Between 2 and 30 years
Other finite-life intangible assets    Between 2 and 20 years
Application software    Between 3 and 10 years
Enterprise Resource Planning (ERP)    7 years
Favourable leases    Term of the lease

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

IMPAIRMENT

A.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS WITH FINITE USEFUL LIFE
At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or a group of assets may be higher than its recoverable amount. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (CGUs)).

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings in the line item Impairment charges and restructuring costs. Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the lower of the estimated recoverable amount and the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings in the line item Impairment charges and restructuring costs.

B.	GOODWILL AND OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE
Goodwill and other intangible assets with an indefinite useful life are recognized at cost less any accumulated impairment losses. They have an indefinite useful life due to their permanent nature since they are acquired rights or not subject to wear and tear. They are reviewed for impairment annually on December 31 or when an event or a circumstance occurs and indicates that the value could be permanently impaired. Goodwill and other intangible assets with an indefinite useful life are allocated to CGUs for the purpose of impairment testing based on the level at which Management monitors it, which is not higher than an operating segment. The allocation is made to CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with an indefinite useful life arose. Impairment loss on goodwill is not reversed.

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C.	RECOVERABLE AMOUNTS
A recoverable amount is the higher of fair value less cost of disposal or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost of disposal, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease's commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset or the lease term using the straight-line method. Each lease payment is allocated between the liability and the financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES
Provisions for contingencies include mainly legal and other claims. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate of the amount of the obligation can be made.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense.

ENVIRONMENTAL RESTORATION OBLIGATIONS AND ENVIRONMENTAL COSTS
An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of a plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work which result from changes in the estimated timing or amount of the cash flow, or a change in the discount rate, are added to, or deducted from, the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

LONG-TERM DEBT
Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

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EMPLOYEE BENEFITS
The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSP) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases the average salaries or compensation at the end of a career. Retirement benefits are not adjusted based on inflation. The Corporation also offers its employees some post-employment benefit plans, such as a retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new retirees, and the retirement allowance is not offered to those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method, and updated regularly by management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

As well, when an asset is recorded for a pension plan, its carrying value cannot be greater than the future economic benefit that the Corporation will get from the asset. The future economic benefit includes the suspension of contribution if the pension plan provisions allows for it under the minimum funding requirements. When there is a minimum funding requirement, it can increase the liability recorded. All special contributions legally required to fund a plan deficit are considered. For plans for which an actuarial evaluation is required as at December 31, 2014, a schedule of contributions is estimated to establish the minimum funding requirement. For other plans, we have used contributions from the most recent actuarial report.

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in the statement of other comprehensive income (loss) and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Interest expense on employee future benefits. The measurement date of the employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on their balances as at December 31, 2014, 100% of the plans were evaluated on December 31, 2013 (45% in 2012).

INCOME TAXES
The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION
Items included in the financial statements of each of the Corporation's entities are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The consolidated financial statements are presented in Canadian dollars, which is Cascades' functional currency.

A.	FOREIGN CURRENCY TRANSACTIONS
Transactions denominated in currencies other than the business unit's functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings for the year.

B.	FOREIGN OPERATIONS
The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains or losses are deferred and included in Accumulated other comprehensive income (loss).

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SHARE-BASED PAYMENTS
The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

DIVIDEND DISTRIBUTION
Dividend distribution to the Corporation's Shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation's Board of Directors.

EARNINGS PER COMMON SHARE
Basic earnings per common share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share are determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3
CHANGES IN ACCOUNTING POLICY AND DISCLOSURES

A) NEW IFRS ADOPTED

IFRS 7 — FINANCIAL INSTRUMENTS DISCLOSURES
IFRS 7 requires disclosure of both gross and net information about financial instruments eligible for offset in the balance sheet and financial instruments subject to master netting arrangements. Concurrent with the amendments to IFRS 7, the IASB also amended IAS 32, Financial Instruments: Presentation to clarify the existing requirements for offsetting financial instruments in the balance sheet. The amendments to IAS 32 were effective as of January 1, 2014. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

B) RECENT IFRS PRONOUNCEMENTS NOT YET ADOPTED

IFRS 15 — REVENUE RECOGNITION
In May 2014, the IASB issued IFRS 15 - Revenue from Contracts with Customers. IFRS 15 replaces all previous revenue recognition standards, including IAS 18 - Revenue, and related interpretations such as IFRIC 13 - Customer Loyalty Programs. The standard sets out the requirements for recognizing revenue. Specifically, the new standard introduces a comprehensive framework with the general principle being that an entity recognizes revenue to depict the transfer of promised goods and services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard introduces more prescriptive guidance than was included in previous standards and may result in changes in classification and disclosure in addition to changes in the timing of recognition for certain types of revenues. The new standard is effective for annual periods beginning on or after January 1, 2017 with early adoption permitted. At this time, the Corporation is reviewing the impact that this standard will have on its consolidated financial statements.

IFRS 9 — FINANCIAL INSTRUMENTS
In July 2014, the IASB released the final version of IFRS 9, Financial Instruments. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models for debt instruments in IAS 39, Financial Instruments: Recognition and Measurement, with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are recognized either at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss insofar as they do not clearly represent a return on investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely. Requirements for financial liabilities carry forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in the statement of other comprehensive income. It also includes guidance on hedge accounting. The standard is effective for annual periods beginning on or after January 1, 2018, with earlier application permitted. The Corporation is currently evaluating the impact of the standard on its consolidated financial statements.

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NOTE 4
CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS
The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, Management reviews its estimates, including those related to environmental costs, employee future benefits, collectability of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

A. IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL
In determining the recoverable amount of an asset or a CGU, the Corporation uses several key assumptions, based on external information on the industry when available, and including estimated production levels, selling prices, volume, raw material costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes its assumptions are reasonable. Based on available information at the assessment date, however these assumptions involve a high degree of judgment and complexity. Management believes that the following assumptions are the most susceptible to change and therefore could impact the valuation of the assets in the next year.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS (see Notes 5 and 24)

GROWTH RATES
The assumptions used were based on the Corporation's internal budget. Revenues, operating margins and cash flows were projected for a period of five years, and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considered past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES
The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital ("WACC") for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment, based on publicly available information.

FOREIGN EXCHANGE RATES
Foreign exchange rates are determined using the financial institutions' average forecast for the first two years of forecasting. For the three following years, the Corporation uses the last five years' historical average of the foreign exchange rate. Terminal rate is based on historical data of the last 20 years and adjusted to reflect management best estimate.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or a combination of the Corporation's key assumptions could cause a significant change in the carrying amounts of these assets.

B. INCOME TAXES
The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation's assessment of its ability to use them against future taxable income before they expire. If the Corporation's assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation's results in the relevant year.

C. EMPLOYEE BENEFITS
The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

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The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and Management's best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected healthcare costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION'S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS
Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management's assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment.The Corporation has a 59.7% interest in an associate ("Greenpac"). Greenpac's Shareholders agreement requires a majority of 80% for all decision-making related to relevant activities. Consequently, the Corporation does not have the power over relevant activities of Greenpac and its participation is accounted for as an associate.

NOTE 5
DISCONTINUED OPERATIONS AND DISPOSAL

DISCONTINUED OPERATIONS

Containerboard Group
On December 11, 2014, the Containerboard Group announced that it had reached an agreement for the sale of its boxboard activities in North America to Graphic Packaging Holding Company for $45 million. The sale was completed on February 4, 2015. Following the announcement, impairment charges of $2 million on intangible assets, $23 million on property, plant and equipment and $6 million on spare parts were recorded.

In the second quarter of 2014, the Containerboard Group had reviewed the recoverable value of one boxboard mill and recorded impairment charges of $12 million on property, plant and equipment and $5 million on spare parts. In the same quarter, we also recorded impairment charges of $16 million on notes receivable related to the 2011 disposal of our U.S. boxboard activities.

In the third quarter of 2014, the Containerboard Group sold a building in connection with a closed plant and recorded a gain of $1 million. Also during the third quarter, in connection with our boxboard plants sold in 2011, we recorded a loss of $2 million related to an onerous lease contract following the bankruptcy of Fusion Paperboard.

The operating results and cash flows from these activities are presented as discontinued operations and prior periods have been restated.

(in millions of Canadian dollars)	2014	2013
Results of the discontinued operations of North American boxboard activities
Sales, net of intercompany transactions	226	219
Cost of sales and expenses (excluding depreciation and amortization), net of intercompany transactions	207	209
Depreciation and amortization	6	7
Selling and administrative expenses	11	12
Loss on acquisitions, disposals and others	1	—
Impairment charges and restructuring costs	64	—
Foreign exchange gain	(1)	(1)
Operating loss	(62)	(8)
Financing expense	—	(1)
Interest expense on employee future benefits	—	1
Recovery of income tax	(18)	(2)
Net loss from discontinued operations	(44)	(6)

(in millions of Canadian dollars)	2014	2013
Net cash flow of discontinued operations of North American boxboard activities
Cash flow from (used for):
Operating activities	9	(10)
Investing activities	—	(2)
Total	9	(12)

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ASSETS AND LIABILITIES OF DISPOSAL GROUP CLASSIFIED AS HELD FOR SALE

BUSINESS SEGMENT	CONTAINERBOARD GROUP
North American Boxboard Activities
(in millions of Canadian dollar)
Accounts receivables	25
Inventories	25
Property, plant and equipment	19
Other assets	3
Total assets	72

Trade and other payables	25
Other liabilities	7
Total liabilities	32
Net assets classified as held for sale	40
Estimated selling price adjustment related to pension plan deficit as at December 31, 2014	4
Estimated selling price adjustment related to working capital balance as at December 31, 2014	1
Base selling price as per agreement	45

Boxboard Europe Group
On June 15, 2014, following the announcement made in 2013, we definitively ceased the operation of our virgin boxboard mill located in Sweden. Following the closure, we recorded an impairment charge of $4 million on spare parts and severances of $7 million. An environmental provision of $1 million was recorded as well.

In 2013, the Djupafors mill recorded severances totaling $1 million in relation to consolidation of its virgin boxboard activities in Djupafors, Sweden. The mill also recorded an impairment charge of $10 million on property, plant and equipment. This impairment charge was recorded due to sustained difficult market conditions which led to insufficient profitability. The recoverable amount was based on the selling price of assets as it was higher than the income approach.

The operating results and cash flows from this activity are presented as discontinued operations and prior periods have been restated.

(in millions of Canadian dollars)	2014	2013
Results of the discontinued operations of Swedish virgin boxboard activities
Sales, net of intercompany transactions	32	51
Cost of sales and expenses (excluding depreciation and amortization), net of intercompany transactions	32	54
Depreciation and amortization	—	1
Selling and administrative expenses	2	3
Impairment charges and restructuring costs	12	11
Net loss from discontinued operations	(14)	(18)

(in millions of Canadian dollars)	2014	2013
Net cash flow of the discontinued operations of Swedish virgin boxboard activities
Cash flow from (used for):
Operating activities	3	(7)

Specialty Product Group
On June 30, 2014, we sold our fine papers activities of the Specialty Products Group to Les Entreprises Rolland, a subsidiary of H.I.G. Capital, for a cash consideration of $39 million, before transaction fees of $1 million, of which $37 million was received on closing and $2 million during the third quarter. During the third quarter, the Corporation recorded and paid a preliminary working capital adjustment of $2 million. The transaction is still subject to working capital adjustment as of December 31, 2014. A loss on disposal of $43 million was recorded in 2014.

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On September 26, 2014, we ceased the operation of our kraft papers manufacturing activities of the Specialty Product Group located in East Angus, Québec. The closure was announced on July 9, 2014, and an impairment charge of $2 million on spare parts and restructuring costs of $4 million were recorded in the second quarter. At the same time, a curtailment gain of $9 million was recorded on the pension plan. In the fourth quarter, we recorded $1 million of closure costs for the mill.

In 2013, the recoverable amount of the East Angus mill had been reviewed and impairment charges of $16 million on property, plant and equipment and $4 million on spare parts were recorded. The strength of the Canadian dollar over the last few years combined with lower demand reduced profitability. The recoverable amount was based on the selling prices of assets as it was higher than the income approach.

The operating results and cash flows from these activities, which constituted the specialty papers sectors, are presented as discontinued operations and prior periods have been restated.

(in millions of Canadian dollars)	2014	2013
Results of the discontinued operations of specialty papers sector
Sales, net of intercompany transactions	148	226
Cost of sales and expenses (excluding depreciation and amortization), net of intercompany transactions	128	194
Depreciation and amortization	3	7
Selling and administrative expenses	9	15
Loss on acquisitions, disposals and others	43	—
Impairment charges and restructuring costs	(2)	20
Operating loss	(33)	(10)
Interest expense on employee future benefits	1	3
Recovery of income tax	(9)	(5)
Net loss from discontinued operations	(25)	(8)

(in millions of Canadian dollars)	2014	2013
Net cash flow of discontinued operations of specialty papers sector
Cash flow from (used for):
Operating activities	7	13
Investing activities	35	(6)
Total	42	7

Corporate activities
In 2013, in Corporate activities, we also reversed a $2 million provision for which we retained liability following the Dopaco sale in 2011 as it did not materialize.

(in millions of Canadian dollars)	2014	2013
Condensed net loss from discontinued operations	(83)	(30)
Condensed net loss from discontinued operations per common share
Basic and diluted	$(0.89)	$(0.33)

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DISPOSAL OF THE FINE PAPERS ACTIVITIES

Assets and liabilities of the fine papers activities at the time of disposal were as follows:

BUSINESS SEGMENT	SPECIALTY PRODUCTS GROUP
Fine Papers Activities
(in millions of Canadian dollars)
Accounts receivables	26
Inventories	33
Property, plant and equipment	62
Other assets	9
130

Trade and other payables	30
Provisions for contingencies and charges	1
Other liabilities	23
54
76
Loss on disposal before tax and transaction fees	(42)
Transaction fees	(1)
Non-cash provision for working capital adjustment	3
Total consideration received	36

NOTE 6
ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	NOTE	2014	2013
Accounts receivable - Trade		416	458
Receivables from related parties	28	19	20
Less: provision for doubtful accounts		(12)	(13)
Trade receivables - net		423	465
Provisions for volume rebates		(31)	(27)
Other		61	74
		453	512

As of December 31, 2014, trade receivables of $99 million (December 31, 2013 - $155 million) were past due but not impaired. The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	2014	2013
Past due 1-30 days	72	118
Past due 31-60 days	14	23
Past due 61-90 days	9	9
Past due 91 days and over	4	5
	99	155

Movements in the Corporation's allowance for doubtful accounts are as follows:

(in millions of Canadian dollars)	2014	2013
Balance at beginning of year	13	12
Provision for doubtful accounts, net of unused beginning balance	4	4
Receivables written off during the year as uncollectable	(4)	(3)
Business disposals	(1)	—
Balance at end of year	12	13

23

The change in the provision for doubtful accounts has been included in Selling and administrative expenses in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

NOTE 7
INVENTORIES

(in millions of Canadian dollars)	2014	2013
Finished goods	218	254
Raw material	99	128
Supplies and spare parts	145	161
	462	543

As at December 31, 2014, finished goods, raw material and supplies and spare parts were adjusted to net realizable value ("NRV") by $7 million, nil  and $1 million, respectively (December 31, 2013 - $5 million, nil, $2 million). As at December 31, 2014, the carrying amount of inventory carried at net realizable value consisted of $19 million in finished goods inventory, nil in raw material inventory and nil million in supplies and spare parts (December 31, 2013 - $22 million, nil and $4 million).

The Corporation has sold all the goods that were written down in 2013. No reversal of previously written-down inventory occurred in 2014 nor in 2013. The cost of raw material and supplies and spare parts included in Cost of sales amounted to $1,405 million (2013 - $1,268 million).

NOTE 8
INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2014	2013
Investments in associates	217	230
Investments in joint ventures	42	31
	259	261

Investments in associates and joint ventures as at December 31, 2014, include goodwill of $49 million (December 31, 2013 - $20 million).

B.	INVESTMENTS IN ASSOCIATES
The following are the principal associates of the Corporation:

	PERCENTAGE OF EQUITY OWNED (%)	BUSINESS RELATIONSHIP	PRINCIPAL ESTABLISHMENT
Boralex Inc.	34.23	Note 1	Kingsey Falls, Canada
Greenpac Holding LLC	59.7	Note 2	Niagara Falls, United States
1 Boralex Inc., is a Canadian public corporation and a major electricity producer whose core business is the development and operation of power stations that generate renewable energy, with operations in Canada, the northeastern United States and France.
2 Greenpac Holding LLC is an American corporation that manufactures a light-weight linerboard made with 100% recycled fibres.

24

The Corporation's financial information from its principal associates (100%) is as follows:

	2014		2013
(in millions of Canadian dollars)	BORALEX INC.	GREENPAC HOLDING LLC	BORALEX INC.	GREENPAC HOLDING LLC
Balance sheet
Cash and cash equivalents	75	56	125	13
Current assets	158	114	193	70
Current financial assets	1	—	—	—
Long-term assets	1,756	504	1,229	479
Long-term financial assets	3	—	—	—
Current liabilities	59	47	60	33
Current financial liabilities	206	41	99	5
Long-term liabilities	61	—	50	—
Long-term financial liabilities	1,256	341	828	338

Statements of earnings (loss)
Sales	193	246	169	58
Depreciation and amortization	60	24	54	9
Financing expense	58	25	51	11
Provision for (recovery of) income taxes	(1)	—	1	—
Net earnings (loss)	(11)	(4)	(4)	(18)

Other comprehensive income (loss)
Translation adjustment	(2)	(2)	18	—
Cash flow hedges	(28)	(10)	25	(10)
Available for sale asset	—	—	1	—
	(30)	(12)	44	(10)
Total comprehensive income (loss)	(41)	(16)	40	(28)

Cash flow
Dividend received from associates	7	—	—	—

Investment in Boralex Inc. has a fair value of $169 million as at December 31, 2014 (December 31, 2013 - $142 million).

C.	INVESTMENT IN JOINT VENTURES
The following are the principal joint ventures of the Corporation and the Corporation's percentage of equity owned:

	PERCENTAGE EQUITY OWNED (%)	BUSINESS RELATIONSHIP	PRINCIPAL ESTABLISHMENT
Cascades Sonoco Inc.	50	Note 1	Birmingham and Tacoma, United States
Cascades Conversion Inc.	50	Note 1	Kingsey Falls, Canada
Converdis Inc.	50	Note 1	Berthierville, Canada
Maritime Paper Products Limited Partnership (MPPLP)	40	Note 2	Dartmouth, Nova Scotia
1 The joint ventures all produce specialty paper packaging products such as headers, rolls and wrappers.
2 MPPLP is a Canadian corporation converting containerboard.

25

The Corporation's joint ventures information (100%) is as follows:

	2014
(in millions of Canadian dollars)	CASCADES SONOCO INC.	CASCADES CONVERSION INC.	CONVERDIS INC.	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP
Balance sheet
Cash and cash equivalents	4	1	—	—
Current assets	25	14	6	24
Long-term assets	12	26	5	34
Current liabilities	6	3	2	—
Current financial liabilities	2	1	—	19
Long-term liabilities	3	2	1	6
Long-term financial liabilities	—	—	—	4

Statement of earnings (loss)
Sales	104	62	23	86
Depreciation and amortization	2	1	—	2
Provision for income taxes	3	2	—	—
Net earnings (loss)	7	6	1	(4)

Other comprehensive income (loss)
Translation adjustment	3	—	—	—
Total comprehensive income (loss)	10	6	1	(4)

Cash flow
Dividend received from joint ventures	3	3	—	—

	2013
(in millions of Canadian dollars)	CASCADES SONOCO INC.	CASCADES CONVERSION INC.	CONVERDIS INC.
Balance sheet
Cash and cash equivalents	4	2	—
Current assets	20	17	5
Long-term assets	12	21	5
Current liabilities	4	5	2
Current financial liabilities	3	—	—
Long-term liabilities	3	2	1

Statement of earnings
Sales	97	62	24
Depreciation and amortization	1	1	—
Provision for income taxes	3	2	—
Net earnings	7	6	1

Other comprehensive income
Translation adjustment	1	—	—
Total comprehensive income	8	6	1

Cash flow
Dividend received from joint ventures	6	3	—

There are no contingent liabilities relating to the Corporation's interest in the joint ventures, and no contingent liabilities of the ventures themselves.

26

D.	SUBSIDIARIES WITH NON-CONTROLLING INTEREST
The Corporation's information for its subsidiaries with significant non-controlling interest is as follows:

	2014			2013
(in millions of Canadian dollars, unless otherwise noted)	RENO DE MEDICI S.p.A.	NORCAN FLEXIBLE PACKAGING	CASCADES RECOVERY INC.	RENO DE MEDICI S.p.A.	NORCAN FLEXIBLE PACKAGING	CASCADES RECOVERY INC.
Principal establishment	Milan, Italy	Mississauga, Canada	Toronto, Canada	Milan, Italy	Mississauga, Canada	Toronto, Canada
% of shares held by non-controlling interest	42.39%	37.9%	27%	42.39%	43.54%	27%
Net earnings (loss) attributable to non-controlling interest	5	(3)	2	3	(1)	1
Non-controlling interest accumulated at the end of the year	83	(1)	28	85	2	26

Subsidiaries financial information
Assets	508	10	132	559	18	124
Liabilities	313	12	39	360	13	39
Net earnings (loss)	6	(4)	6	3	(1)	3
Cash flows from operating activities	37	—	16	37	1	16
Cash flows from investing activities	(20)	—	(9)	(17)	—	(5)
Cash flows from financing activities	(17)	—	(2)	(21)	(1)	(16)

In 2010, the Corporation entered into a put and call agreement with Industria E Innovazione (“Industria”) whereby it had the option to buy 9.07% (100% of the shares held by Industria) of the shares of Reno de Medici (RdM) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also had the option of requiring the Corporation to purchase its shares for €0.41 per share between January 1, 2013 and March 31, 2014. As the put option held by Industria became effective on January 1, 2013, the non-controlling interest has been adjusted by 9.07% effective January 1, 2013, to 42.39%.

E.	NON-SIGNIFICANT ASSOCIATES AND JOINT VENTURES
The carrying value of investments in associates and joint ventures that are not significant, for the Corporation is as follows:

(in millions of Canadian dollars)	2014	2013
Non-significant associates	13	13
Non-significant joint ventures	8	7
	21	20

The shares of results of non-significant associates and joint ventures, for the Corporation are as follows:

(in millions of Canadian dollars)	2014	2013
Non-significant associates	—	1
Non-significant joint ventures	2	(2)
	2	(1)

The Corporation received dividends of $2 million from these associates and joint ventures as at December 31, 2014 (December 31, 2013 - $3 million).

F.	CONTRIBUTION TO A JOINT VENTURE
On January 31, 2014, the Corporation concluded the creation of Maritime Paper Products Limited Partnership (MPPLP), a new joint venture for converting corrugated board activities in the Atlantic provinces with Maritime Paper Products Limited (MPPL), announced on November 27, 2013. The creation of this joint venture will position our Containerboard Group to achieve future growth in the Atlantic provinces and to remain at the forefront in this market, by offering an improved and more comprehensive range of products to its customers. Furthermore, the creation of MPPLP aims to provide customers with better service through the combined strengths of our Containerboard Group and MPPL.

Our containerboard operations located in St. John’s, Newfoundland, and Moncton, New Brunswick, were integrated with those of MPPL on February 1, 2014, and the Corporation received a 40% ownership in the joint venture. This transaction resulted in a gain of $5 million and non interest-bearing notes receivable totaling $4 million to be received over a 7-year period.

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Net asset contribution and investment in joint venture:

BUSINESS SEGMENT	CONTAINERBOARD
Joint venture created	Maritime Paper Products Limited Partnership (MPPLP)
(in millions of Canadian dollar)
Book value of identifiable assets and liabilities contributed:
Accounts receivable and prepaid expenses	(4)
Inventories	(3)
Property, plant and equipment	(5)
Total assets	(12)
Accounts payable	3
Net assets contributed	(9)

Fair value of share in the joint venture	14
Notes receivable from MPPLP	4
Total consideration received	18
Total gain	9
Deferred gain on equity already owned	(4)
Net gain recorded on the transaction	5

Net investment on balance sheet:
Fair value of share in the joint venture	14
Deferred gain on share already owned	(4)
10

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NOTE 9
PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	NOTE	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	AUTOMOTIVE EQUIPMENT	OTHER	TOTAL
As at January 1, 2013
Cost		104	681	2,764	78	225	3,852
Accumulated depreciation and impairment		—	273	1,757	57	106	2,193
Net book amount		104	408	1,007	21	119	1,659
Year ended December 31, 2013
Opening net book amount		104	408	1,007	21	119	1,659
Additions		3	8	51	11	84	157
Disposals		—	—	(8)	—	(2)	(10)
Depreciation		—	(25)	(123)	(7)	(9)	(164)
Impairment charges	5 and 24	(2)	(13)	—	—	(1)	(16)
Other		—	10	68	—	(76)	2
Exchange differences		4	11	37	—	4	56
Closing net book amount		109	399	1,032	25	119	1,684
As at December 31, 2013
Cost		111	721	2,831	84	215	3,962
Accumulated depreciation and impairment		2	322	1,799	59	96	2,278
Net book amount		109	399	1,032	25	119	1,684
Year ended December 31, 2014
Opening net book amount		109	399	1,032	25	119	1,684
Additions		1	7	17	16	141	182
Disposals		—	(2)	(1)	—	(7)	(10)
Depreciation		—	(26)	(128)	(7)	(5)	(166)
Business disposal	5	(1)	(17)	(42)	(1)	(1)	(62)
Contribution to a joint venture	8	—	(2)	(3)	—	—	(5)
Assets of disposal group classified as held for sale	5	—	(8)	(9)	(1)	(1)	(19)
Impairment charges	5 and 24	(2)	(2)	(46)	—	—	(50)
Other		1	16	141	1	(156)	3
Exchange differences		(1)	3	6	—	8	16
Closing net book amount		107	368	967	33	98	1,573
As at December 31, 2014
Cost		110	681	2,554	93	195	3,633
Accumulated depreciation and impairment		3	313	1,587	60	97	2,060
Net book amount		107	368	967	33	98	1,573

Other property, plant and equipment includes buildings and machinery and equipment in the process of construction or installation with a book value of $63 million (December 31, 2013 - $60 million) and deposits on purchases of equipment amounting to $7 million (December 31, 2013 - $10 million). The carrying value of finance-lease assets is $18 million.

In 2014, $1 million of interest incurred on qualifying assets was capitalized. The weighted average capitalization rate on funds borrowed in 2014 was 5.74%.

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NOTE 10
GOODWILL AND OTHER INTANGIBLE ASSETS

(in millions of Canadian dollars)	NOTE	APPLICATION SOFTWARE AND ERP	CUSTOMER RELATIONSHIPS AND CLIENT LISTS	OTHER INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	GOODWILL	OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE
As at January 1, 2013
Cost		81	179	41	301	329	7	336
Accumulated amortization and impairment		19	53	29	101	—	1	1
Net book amount		62	126	12	200	329	6	335
Year ended December 31, 2013
Opening net book amount		62	126	12	200	329	6	335
Additions		15	—	—	15	—	—	—
Impairment charges	24	—	(2)	—	(2)	(4)	—	(4)
Amortization		(4)	(11)	(3)	(18)	—	—	—
Exchange differences		—	1	—	1	1	1	2
Closing net book amount		73	114	9	196	326	7	333
As at December 31, 2013
Cost		97	180	41	318	330	8	338
Accumulated amortization and impairment		24	66	32	122	4	1	5
Net book amount		73	114	9	196	326	7	333
Year ended December 31, 2014
Opening net book amount		73	114	9	196	326	7	333
Additions		6	—	—	6	—	—	—
Impairment charges	5	—	(2)	—	(2)	—	—	—
Amortization		(5)	(10)	(2)	(17)	—	—	—
Exchange differences		—	—	—	—	2	—	2
Closing net book amount		74	102	7	183	328	7	335
As at December 31, 2014
Cost		102	170	35	307	332	8	340
Accumulated amortization and impairment		28	68	28	124	4	1	5
Net book amount		74	102	7	183	328	7	335

NOTE 11
OTHER ASSETS

(in millions of Canadian dollars)	NOTE	2014	2013
Notes receivable from business disposals		13	18
Other investments		7	10
Other assets		48	42
Deferred financing costs		2	4
Employee future benefits	16	20	44
		90	118
Less: Current portion, included in accounts receivables		(7)	(10)
Total other assets		83	108

In 2012, the Corporation granted a US$15 million ($15 million) bridge loan to Greenpac Holding LLC (Greenpac Project). The loan is included in Other assets will mature no later than 2021 and bears interest ranging from 7.5% to 9.5% depending on the mill debt/OIBD ratio. Including accrued interest, the bridge loan stands at $22 million as at December 31, 2014 (December 31, 2013 - $20 million). However, we expect the loan to be repaid over the next 4 years through secured tax credits to be received by members of the project and operational cash flows. In 2014, the Corporation also recorded in Other assets $2 million worth of deferred revenue for the supervision of Greenpac (2013 - $6 million). These costs are repayable to the Corporation by Greenpac Mill over an eight-year period.

30

NOTE 12
TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	NOTE	2014	2013
Trade payables		390	450
Payables to related parties	28	27	25
Accrued expenses		140	115
Trade and other payables		557	590

NOTE 13
PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	NOTE	ENVIRONMENTAL RESTORATION OBLIGATIONS	ENVIRONMENTAL COSTS	LEGAL CLAIMS	SEVERANCES	ONEROUS CONTRACT	OTHER	TOTAL PROVISIONS
As at January 1, 2013		8	13	8	2	5	3	39
Additional provision		—	1	2	4	1	—	8
Payments		—	(1)	(4)	(2)	(3)	(1)	(11)
Revaluation		—	—	—	—	—	2	2
Unwinding of discount		—	—	—	—	1	—	1
As at December 31, 2013		8	13	6	4	4	4	39
Additional provision		—	1	1	10	4	4	20
Payments		—	—	—	(12)	(2)	(1)	(15)
Revaluation		1	—	—	—	—	—	1
Business disposal	5	(1)	—	—	—	—	—	(1)
Unwinding of discount		—	—	—	—	1	—	1
Other		—	—	(4)	4	—	—	—
Exchange differences		—	—	—	(1)	—	—	(1)
As at December 31, 2014		8	14	3	5	7	7	44

Analysis of total provisions:

(in millions of Canadian dollars)	2014	2013
Non-current	33	37
Current	11	2
	44	39

ENVIRONMENTAL RESTORATION
The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of those sites.

ENVIRONMENTAL COSTS
An environmental provision is recorded when the Corporation has an obligation caused by its ongoing or abandoned operations.

LEGAL CLAIMS
In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2014, cannot be predicted with certainty, it is Management's opinion that the outcome will not have a material adverse effect on the Corporation's consolidated financial position, the results of its operations or its cash flows.

The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE) - Northern Region and Environment Canada - Great Lakes Sustainability Fund in Toronto, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility ("Thunder Bay"). Both authorities have requested that the Corporation look into a site management plan relating to the

31

sediment quality adjacent to Thunder Bay's lagoon. Several meetings have been held during the year with the MOE and Environment Canada. A study on the sediment quality and potential remediation options has commenced.

The Corporation is also in discussions with representatives of the MOE, regarding its potential responsibility for an environmental impact identified at Thunder Bay. This facility was sold to Thunder Bay Fine Papers Inc. ("Fine Papers") in 2007. Fine Papers has since sold the facility to Superior Fine Papers Inc. ("Superior"). The MOE has requested that the Corporation together with the former owner Fine Papers and the current owner Superior submit a closure plan for the Waste Disposal Site and a decommissioning plan for the closure and long-term monitoring for the Sewage Works (the "Plans"). Although, the Corporation recognizes that where as a result of past events, there may be an outflow of resources embodying future economic benefits in settlement of a possible obligation, it is not possible at this time to estimate the Corporation's obligation, since Superior has not submitted all of the Plans and related costs to allow the Corporation to perform an evaluation nor does the Corporation have access to the site. Moreover, the Corporation is unable to ascertain the value of the assets remaining on its former site which may be available to fund this potential obligation. The Corporation is pursuing all available legal remedies to resolve the situation. In any event, Management does not consider the Corporation's potential obligation to be significant.

The Corporation has recorded an environmental reserve to address its estimated exposure for these matters.

NOTE 14
LONG-TERM DEBT

(in millions of Canadian dollars)	MATURITY	2014	2013
Revolving credit facility, weighted average interest rate of 2.63% as at December 31, 2014, consists of $103 million; US$50 million and €123 million (December 31, 2013 - $291 million; US$10 million and €125 million)	2016	332	484
7.75% Unsecured senior notes of $200 million repurchased in 2014	2016	—	199
7.75% Unsecured senior notes of US$500 million repurchased in 2014	2017	—	527
7.875% Unsecured senior notes of US$250 million	2020	287	263
5.50% Unsecured senior notes of $250 million	2021	250	—
5.50% Unsecured senior notes of US$550 million	2022	638	—
Other debts of subsidiaries		31	39
Other debts without recourse to the Corporation		73	80
		1,611	1,592
Less: Unamortized financing costs		15	13
Total long-term debt		1,596	1,579
Less:
Current portion of debts of subsidiaries		10	15
Current portion of debts without recourse to the Corporation		30	24
		40	39
		1,556	1,540

a.
On June 19, 2014, the Corporation issued US$550 million aggregate principal amount of 5.50% senior notes due in 2022 and $250 million aggregate principal amount of 5.50% due in 2021. The Corporation used the proceeds from this offering of notes to fund the purchase of the Corporation's unsecured senior notes maturing in 2016 and 2017. The Corporation used part of the proceeds of the offering to pay fees and expenses in connection with the offering and the tender offer totaling $13 million. As well, the Corporation purchased for a total consideration of US$521 million ($563 million) and $208 million, including premiums of US$21 million ($23 million) and $8 million, a total of US$500 million aggregate principal amount of 7.75% senior notes due in 2017 and $200 million aggregate principal amount of 7.75 % senior notes due in 2016.

Issuance proceeds were used as follows:

(in millions of Canadian dollars)	2014
Debt issuance	846
Offering and tender offer fees	(13)
Refinanced debt repurchase	(740)
Premium paid on refinanced debt	(31)
Decrease of credit facility	(62)

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b.
In 2013, the Corporation repurchased US$4 million of its 7.25% unsecured senior notes for an amount of US$4 million ($4 million) and US$6 million of its 6.75% unsecured senior notes for an amount of US$6 million ($6 million). No gain or loss resulted from these transactions.

c.
As at December 31, 2014, accounts receivable and inventories totaling approximately $627 million (December 31, 2013 - $655 million) as well as property, plant and equipment totaling approximately $249 million (December 31, 2013 - $261 million) were pledged as collateral for the Corporation's revolving credit facility.

d.The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default. Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2014		2013
(in millions of Canadian dollars)	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS
Within one year	6	5	6	5
Later than 1 year but no later than 5 years	12	9	10	7
More than 5 years	8	6	9	6
Total minimum lease payments	26	20	25	18
Less: amounts representing finance charges	6	—	7	—
Present value of minimum lease payments	20	20	18	18

NOTE 15
OTHER LIABILITIES

(in millions of Canadian dollars)	NOTE	2014	2013
Employee future benefits	16	188	202
Other		5	11
		193	213
Less: Current portion, included in Trade and other payables		(2)	(1)
Total other liabilities		191	212

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NOTE 16
EMPLOYEE FUTURE BENEFITS

The Corporation operates various post-employment plans, including both defined benefit and defined contribution pension plans and post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. The table below outlines where the Corporation’s post-employment amounts and activity are included in the financial statements.

(in millions of Canadian dollars)	NOTE	2014	2013
Balance sheet obligations for
Defined pension benefits	16(a)	59	44
Post-employment benefits other than defined benefit pension plans	16(b)	109	114
Net liability in the balance sheet		168	158
Allocated as follow:
Short-term		—	(6)
Long-term		168	164
Net liability on balance sheet		168	158

Income statement charge
Defined pension benefits		8	11
Defined contribution benefits		19	18
Post-employment benefits other than defined benefit pension plans		6	6
Included in discontinued operations		(2)	11
		31	46
Remeasurements for
Defined pension benefits	16(a)	30	(89)
Post-employment benefits other than defined benefit pension plans	16(b)	9	(8)
		39	(97)

A.	DEFINED BENEFIT PENSION PLANS
The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSP) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases the average salaries or compensation at the end of a career. Retirement benefits are not partially adjusted based on inflation.

The majority of benefit payments are payable from a trustee administered funds; however, for the unfunded plans, the Corporation meets the benefit payment obligation as it falls due. Plan assets held in trusts are governed by local regulations and practice in each country. Responsibility for governance of the plans - overseeing all aspects of the plans including investment decisions and contribution schedules - lies with the Corporation. The Corporation has established Investment Committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investments managers, investment consultants, actuaries and custodians.

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The movement in the net defined benefit obligation and fair value of plan assets of pension plans over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSETS	TOTAL	IMPACT OF MINIMUM FUNDING REQUIREMENT (ASSET CEILING)	TOTAL
As at January 1, 2013	723	(598)	125	13	138
Current service cost	12	—	12	—	12
Interest expense (income)	29	(22)	7	1	8
Impact on profit or loss	41	(22)	19	1	20
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(63)	(63)	—	(63)
Loss from change in demographic assumptions	17	—	17	—	17
Gain from change in financial assumptions	(42)	—	(42)	—	(42)
Experience gains	(1)	—	(1)	—	(1)
Impact of remeasurements on other comprehensive income	(26)	(63)	(89)	—	(89)
Exchange differences	3	(1)	2	—	2
Contributions
Employers	—	(27)	(27)	—	(27)
Plan participants	3	(3)	—	—	—
Benefit payments	(90)	90	—	—	—
As at December 31, 2013	654	(624)	30	14	44
Current service cost	8	—	8	—	8
Interest expense (income)	27	(24)	3	—	3
Plan changes	1	—	1	—	1
Business closures	(7)	—	(7)	—	(7)
Other	7	(7)	—	—	—
Impact on profit or loss	36	(31)	5	—	5
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(37)	(37)	—	(37)
Loss from change in demographic assumptions	2	—	2	—	2
Loss from change in financial assumptions	66	—	66	—	66
Experience losses	10	—	10	—	10
Change in asset ceiling, excluding amounts included in interest expense	—	—	—	(11)	(11)
Impact of remeasurements on other comprehensive income	78	(37)	41	(11)	30
Exchange differences	—	(1)	(1)	—	(1)
Business disposal	(134)	131	(3)	(3)	(6)
Included in assets of disposal group classified as held for sale	(51)	47	(4)	—	(4)
Contributions
Employers	—	(9)	(9)	—	(9)
Plan participants	2	(2)	—	—	—
Benefit payments	(73)	73	—	—	—
As at December 31, 2014	512	(453)	59	—	59

35

The defined benefit obligation and plan assets are composed by country and by sector as follows:

	2014
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	443	9	—	452
Fair value of plan assets	448	5	—	453
Deficit (surplus) of funded plans	(5)	4	—	(1)
Present value of unfunded obligations	36	—	24	60
Net liability on balance sheet	31	4	24	59

	2014
(in million of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	398	—	19	34	1	452
Fair value of plan assets	409	—	13	29	2	453
Deficit (surplus) of funded plans	(11)	—	6	5	(1)	(1)
Present value of unfunded obligations	8	24	2	2	24	60
Net liability on balance sheet	(3)	24	8	7	23	59

	2013
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	594	7	—	601
Fair value of plan assets	619	5	—	624
Deficit (surplus) of funded plans	(25)	2	—	(23)
Impact of minimum funding requirement (asset ceiling)	14	—	—	14
Present value of unfunded obligations	33	—	20	53
Net liability on balance sheet	22	2	20	44

	2013
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	386	—	186	28	1	601
Fair value of plan assets	424	—	173	25	2	624
Deficit (surplus) of funded plans	(38)	—	13	3	(1)	(23)
Impact of minimum funding requirement (asset ceiling)	11	—	3	—	—	14
Present value of unfunded obligations	7	20	2	2	22	53
Net liability on balance sheet	(20)	20	18	5	21	44

The significant actuarial assumptions are as follows:

	2014			2013
	CANADA	UNITED STATES	EUROPE	CANADA	UNITED STATES	EUROPE
Discount rate	3.75%	3.62%	1.9%	4.75%	4.5%	3.25%
Salary growth rate	Between 2.5% and 3%	N/A	—%	Between 1.5% and 3%	N/A	—%
Inflation rate	2.5%	N/A	1.75%	2.5%	N/A	1.75%

36

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. For Canadian pension plans which represent 95% of all pension plans, these assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	2014	2013
Retiring at the end of the year
Male	21.5	20.9
Female	24	23.1
Retiring 20 years after the end of the reporting year
Male	22.6	22.6
Female	25	24.2

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON DEFINED BENEFIT OBLIGATION
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(3.0)%	3.1%
Salary growth rate	0.25%	0.4%	(0.3)%

		INCREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		2.8%

Plan assets, which are funding the Corporation’s defined pension plans, are comprised as follows:

	2014
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	10	—	—	10	2.3%

Bonds
Canadian bonds	62	60	—	122	26.9%

Shares
Canadian shares	76	—	—	76
Foreign shares	16	—	—	16
				92	20.3%
Mutual funds
Money market funds	—	13	—	13
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	—	25	—	25
Foreign equity mutual funds	—	115	—	115
				155	34.2%
Other
Insured annuities	—	68	—	68
Derivatives contract, net	6	—	—	6
				74	16.3%
	170	283	—	453

37

	2013
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	28	1	—	29	4.6%

Bonds
Canadian bonds	115	97	—	212
				212	34.0%
Shares
Canadian shares	113	—	—	113
Foreign shares	13	—	—	13
				126	20.2%
Mutual funds
Money market funds	—	11	—	11
Canadian bond mutual funds	—	11	—	11
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	—	49	—	49
Foreign equity mutual funds	—	176	—	176
Alternative investments funds	—	2	—	2
				251	40.2%
Other
Derivatives contract, net	6	—	—	6
				6	1.0%
	275	349	—	624

The plan assets include shares of the Corporation for an amount of less than $1 million. Those shares have been bought by one of the asset managers. Annual benefit annuities of an approximate value of $68 million are pledged by insurance contracts.

B.	POST EMPLOYMENT BENEFITS OTHER THAN DEFINED BENEFIT PENSION PLANS
The Corporation also offers to its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new retirees, and the retirement allowance is not offered to the majority of employees hired after 2002.

The amounts recognized in the balance sheet composed by country and by sector are determined as follows:

	2014
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	81	4	24	109
Liability on balance sheet	81	4	24	109

	2014
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	48	24	6	13	18	109
Liability on balance sheet	48	24	6	13	18	109

	2013
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	85	3	26	114
Liability on balance sheet	85	3	26	114

	2013
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	46	26	17	12	13	114
Liability on balance sheet	46	26	17	12	13	114
.

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The movement in the net defined benefit obligation for post-employment benefits over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSET	TOTAL
As at January 1, 2013	120	—	120
Current service cost	3	—	3
Interest expense	4	—	4
Post-employment variation	(1)	—	(1)
Plan changes	1	—	1
Impact on profit or loss	7	—	7
Remeasurements
Loss from change in demographic assumptions	1	—	1
Gain from change in financial assumptions	(11)	—	(11)
Experience losses	2	—	2
Impact of remeasurements on other comprehensive income	(8)	—	(8)
Exchange differences	3	—	3
Contributions and premiums paid by the employer	—	(8)	(8)
Benefit payments	(8)	8	—
As at December 31, 2013	114	—	114
Current service cost	2	—	2
Interest expense	5	—	5
Plan changes	1	—	1
Business acquisitions, disposals and closures	(2)	—	(2)
Impact on profit or loss	6	—	6
Remeasurements
Loss from change in financial assumptions	9	—	9
Impact of remeasurements on other comprehensive income	9	—	9
Business disposal	(9)	—	(9)
Contributions and premiums paid by the employer	—	(11)	(11)
Benefit payments	(11)	11	—
As at December 31, 2014	109	—	109

The method of accounting, assumptions relating to discount rate and life expectancy, and the frequency of valuations for post-employment benefits are similar to those used for defined benefit pension plans, with the addition of actuarial assumptions relating to the long-term increase in healthcare costs of 4.50% a year (2013 - 4.75%).

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON OBLIGATION FOR POST-EMPLOYMENT BENEFITS
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2.4)%	2.6%
Salary growth rate	0.25%	0.6%	(0.6)%
Health care cost increase	1.0%	2.3%	(2.3)%

		INCREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		1.3%

C.	RISKS AND OTHER CONSIDERATIONS RELATIVE TO POST-EMPLOYMENT BENEFITS
Through its defined benefit plans, the Corporation is exposed to a number of risks, the most significant of which are detailed below.

Asset volatility
The plan liabilities are calculated using a discount rate set with reference to corporate bond yields; if plan assets underperform this yield, this will create an experience loss. Both the Canada and US plans hold a proportion of equities, which are expected to outperform corporate bonds in the long-term while contributing volatility and risk in the short-term.

39

For the Canadian pension plans, which represent 99% of funded pension plans, the Corporation intends to reduce the level of investment risk by investing more in assets that better match the liabilities when the financial situation of the plans improves and/or the rate of return on bonds used for solvency valuations will increase.

The first step of this process was completed in 2013 with the sale of a number of equity holdings and the purchase of a mixture of government and corporate bonds for smaller pension plans ($50 million or less); for larger pension plans, it has been done through future contracts. The government bonds represent investments in Canadian government securities only. The corporate bonds are global securities with an emphasis on Canada. As at December 31, 2014, 58% of the plan's assets are invested in bonds, in kind or through futures. The second step began in 2014 as we purchased $66 millions in annuities from a life insurance company for some pensioners.

However, the Corporation believes that due to the long-term nature of the plan liabilities and the strength of the supporting group, a level of continuing equity investment is an appropriate element of the Corporation’s long-term strategy to manage the plans efficiently. Plan assets are diversified, so the failure of an individual stock would not have a big impact on the plan assets taken as a whole. The pension plans do not face a significant currency risk.

Changes in bond yields
A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings, particularly for plans in a good financial position that have a greater proportion of bonds.

Inflation risk
The benefits paid are not indexed. Only the future benefits for active members are based on salaries. Therefore, this risk is not significant.

Life expectancy
The majority of the plans’ obligations are to provide benefits for the member's lifetime, so increases in life expectancy will result in an increase in the plans’ liabilities.

Each sensitivity analysis disclosed in this note is based on changing one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to variations in significant actuarial assumptions, the same method (present value of the defined benefit obligation calculated using the projected unit credit method at the end of the reporting period) has been applied as for calculating the liability recognized in the statement of financial position.

As at December 31, 2014, the aggregate surplus of the Corporation’s funded pension plans (mostly in Canada) amounted to $1 million (a surplus of $23 million as at December 31, 2013). The Corporation will make special payments of $1 million for past service to fund the Canadian pension plan deficit over ten years. As well, in 2015, the Corporation will make one-time contributions totaling $7 million to pension plans of units closed or sold in 2014. Current agreed expected service contributions amount to $6 million and will be made in the normal course. As for the cash flow requirement, these pension plans are expected to require a net contribution of approximately $14 million in 2015.

The weighted average duration of the defined benefit obligation is 12 years (2013 - 13 years).

Expected maturity analysis of undiscounted pension and other post-employment benefits:

(in millions of Canadian dollars)	LESS THAN A YEAR	BETWEEN 1-2 YEARS	BETWEEN 2-5 YEARS	OVER 5 YEARS	TOTAL
Pension benefits	49	30	95	1,039	1,213
Post-employment benefits other than defined benefit pension plans	9	7	26	142	184
As at December 31, 2014	58	37	121	1,181	1,397

These amounts represent all the benefits payable to current members during the following years and thereafter without limitations. The majority of benefit payments are payable from trustee administered funds. The difference will come from future investment returns expected on plan assets and future contributions that will be made by the Corporation for services rendered after December 31, 2014.

40

NOTE 17
INCOME TAXES

a.	The provision for (recovery of) income taxes is as follows:

(in millions of Canadian dollars)	2014	2013
Current tax	16	(3)
Deferred tax	—	22
	16	19

b.	The provision for (recovery of) income taxes based on the effective income tax rate differs from the provision for (recovery of) income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	2014	2013
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	(12)	17
Adjustment of provision for (recovery of) income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	1	5
Reassessment	3	1
Permanent differences - others	22	(2)
Change in unrecognized temporary differences	2	(2)
	28	2
Provision for income taxes	16	19

Weighted average income tax rate for the year ended December 31, 2014, was 26.5% (2013 - 28.9%).

c.	The provision for (recovery of) income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	2014	2013
Foreign currency translation related to hedging activities	(6)	(4)
Cash flow hedge	—	1
Actuarial gain (loss) on post-employment benefit obligations	(11)	26
	(17)	23

The analysis of deferred tax assets and deferred tax liabilities, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

(in millions of Canadian dollars)	2014	2013
Deferred income tax assets:
Deferred income tax assets to be recovered after more than 12 months	328	333
Deferred income tax assets to be recovered within 12 months	—	7
	328	340
Deferred income tax liabilities:
Deferred income tax liabilities to be used after more than 12 months	281	331
	47	9

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	2014	2013
As at January 1	9	48
Through statement of earnings (loss)	—	(22)
Variance of income tax credit, net of related income tax	—	3
Through statement of comprehensive income (loss)	17	(23)
Included in discontinued operations	29	7
Exchange differences	(8)	(4)
As at December 31	47	9

41

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

DEFERRED INCOME TAX ASSET

(in millions of Canadian dollars)	RECOGNIZED TAX BENEFIT ARISING FROM INCOME TAX LOSSES	EMPLOYEE FUTURE BENEFITS	EXPENSE ON RESEARCH	UNUSED TAX CREDITS	FINANCIAL INSTRUMENTS	OTHERS	TOTAL
As at January 1, 2013	141	59	56	49	16	14	335
Through statement of earnings (loss)	33	(1)	7	2	(8)	(4)	29
Variance of income tax credit	—	—	—	3	—	—	3
Through statement of comprehensive income (loss)	—	(26)	—	—	(1)	—	(27)
As at December 31, 2013	174	32	63	54	7	10	340
Through statement of earnings (loss)	(17)	(11)	7	(15)	1	12	(23)
Through statement of comprehensive income (loss)	—	11	—	—	—	—	11
Included in discontinued operations	5	2	—	—	—	(8)	(1)
Exchange differences	1	—	—	—	—	—	1
As at December 31, 2014	163	34	70	39	8	14	328

DEFERRED INCOME TAX LIABILITIES

(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	FOREIGN EXCHANGE GAIN (LOSS) ON LONG-TERM DEBT	INTANGIBLE ASSETS	INVESTMENTS	OTHERS	TOTAL
As at January 1, 2013	161	59	44	14	9	287
Through statement of earnings (loss)	8	(12)	8	40	7	51
Through statement of comprehensive loss	—	(4)	—	—	—	(4)
Included in discontinued operations	(7)	—	—	—	—	(7)
Exchange differences	4	—	—	—	—	4
As at December 31, 2013	166	43	52	54	16	331
Through statement of earnings (loss)	(12)	(20)	—	14	(5)	(23)
Through statement of comprehensive loss	—	(6)	—	—	—	(6)
Included in discontinued operations	(25)	—	(1)	(4)	—	(30)
Exchange differences	5	—	—	4	—	9
As at December 31, 2014	134	17	51	68	11	281

When taking into consideration the offsetting of balances within the same tax jurisdiction, the net deferred tax asset of $47 million is presented on the balance sheet as $185 million of deferred income tax asset amounts and $138 million of deferred income tax liabilities.

42

The Corporation has accumulated losses for income tax purposes amounting to approximately $798 million which may be carried forward to reduce taxable income in future years. The future tax benefit of $163 million resulting from the deferral of these losses has been recognized in the accounts as a deferred income tax asset. Deferred income tax assets are recognized for tax loss carry-forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2014 are detailed as follows:

(in millions of Canadian dollars)	UNRECOGNIZED TAX LOSSES	RECOGNIZED TAX LOSSES	TOTAL TAX LOSSES	MATURITY
Canada	—	6	6	2015
	—	8	8	2026
	—	14	14	2027
	—	3	3	2029
	—	51	51	2030
	—	78	78	2031
	—	128	128	2032
	—	85	85	2033
	—	137	137	2034
United States	—	2	2	2029
	—	2	2	2031
	—	2	2	2032
	—	2	2	2033
Europe	162	118	280	Indefinitely
	162	636	798

NOTE 18
CAPITAL STOCK

A.	CAPITAL MANAGEMENT
Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and Shareholders' equity which includes capital stock.

(in millions of Canadian dollars)	2014	2013
Cash and cash equivalents	(29)	(23)
Bank loans and advances	46	56
Long-term debt, including current portion	1,596	1,579
	1,613	1,612
Total equity	1,003	1,194
Total capital	2,616	2,806

The Corporation's objectives when managing capital are:

•	to safeguard the Corporation's ability to continue as a going concern in order to provide returns to Shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure the Corporation remains competitive; and

•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to Shareholders, return capital to Shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These ratios are calculated on an adjusted consolidated basis of restricted subsidiaries only. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another

43

person but excluding other long-term liabilities, trade accounts payable, obligations under finance leases and other accrued obligations (2014 - $1,561 million; 2013 - $1,538 million). The capitalization ratio is calculated as "Shareholders' equity" as shown in the consolidated balance sheet plus the funded debt. Shareholders' equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010 in the amount of $208 million. The interest coverage ratio is defined as OIBD to interest expense. The OIBD is defined as net earnings of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2014 - $291 million; 2013 - $293 million). Excluded from net earnings are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest but excluding the amortization of deferred financing costs, up-front and financing costs and also unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the Senior notes indenture dated December 3, 2009.

As at December 31, 2014, the funded debt-to-capitalization ratio stood at 58.62% and the interest coverage ratio was 3.22x. The Corporation is in compliance with the ratio requirements of its lenders. If cash is available, the Corporation will use it to reduce its revolving credit facility utilization.

The Corporation's credit facility is subject to terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation's ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indenture dated December 3, 2009.

The Corporation normally invests between $100 million and $200 million yearly in purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board of Directors. These investments, combined with annual maintenance, enhance the stability of the Corporation's business units and improve cost competitiveness through new technology and improved process procedures.

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by Management. In addition to limitations on the normal course issuer bid, the Corporation's ability to redeem common shares is limited by its senior notes indenture.

B.	ISSUED AND OUTSTANDING
The authorized capital stock of the Corporation consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2014		2013
	NOTE	NUMBER OF SHARES	IN MILLIONS OF CANADIAN DOLLARS	NUMBER OF SHARES	IN MILLIONS OF CANADIAN DOLLARS
Balance - beginning of year		93,887,849	482	93,882,445	482
Shares issued on exercise of stock options	18(d)	376,025	1	75,304	—
Redemption of common shares	18(c)	(77,400)	—	(69,900)	—
Balance - end of year		94,186,474	483	93,887,849	482

C.	REDEMPTION OF COMMON SHARES
In 2014, in the normal course of business, the Corporation renewed its redemption program of a maximum of 1,502,206 common shares with the Toronto Stock Exchange, said shares representing approximately 1,6% of issued and outstanding common shares. The redemption authorization is valid from March 17, 2014 to March 16, 2015. In 2014, the Corporation redeemed 77,400 common shares under this program for a consideration of approximately nil (2013 - nil).

D.	SHARE ISSUANCE
The Corporation issued 376,025 shares upon the exercise of options for an amount of $ 1 million (2013 - nil for 75,304 shares issued).

44

E.	EARNINGS (LOSS) PER SHARE
The basic and diluted net earnings (loss) per common share are calculated as follows:

	2014	2013
Net earnings (loss) available to common shareholders (in millions of Canadian dollars)	(147)	11
Weighted average basic number of common shares outstanding (in millions)	94	93.9
Dilution effect of stock options (in millions)	—	0.8
Adjusted weighted average number of common shares (in millions)	94	94.7
Basic net earnings (loss) per common share (in Canadian dollars)	$(1.57)	$0.11
Diluted net earnings (loss) per common share (in Canadian dollars)	$(1.57)	$0.11

In calculating diluted net earnings (loss) per share for 2014 and 2013, stock options of 6,432,328 and 3,058,072 respectively were excluded due to their antidilutive effect. As of March 12, 2015, the Corporation had not redeemed any shares since the beginning of the financial year.

F.	DETAILS OF DIVIDENDS DECLARED PER SHARE ARE AS FOLLOWS

	2014	2013
Dividends declared per share	$0.16	$0.16

NOTE 19
STOCK-BASED COMPENSATION

a.
Under the terms of a share option plan adopted on December 15, 1998, and amended on March 15, 2013, and approved by Shareholders on May 8, 2013, for officers and key employees of the Corporation, a remaining balance of 2,460,973 common shares has been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversaries of grant date. Options cannot be exercised if the market value of the share at exercise date is lower than the book value at the date of grant. Options exercised are settled in shares. The stock-based compensation cost related to these options amounted to $1 million (2013 - $1 million).

Changes in the number of options outstanding as at December 31, 2014 and 2013 are as follows:

	2014		2013
	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $
Beginning of year	6,656,423	6.22	6,534,700	6.54
Granted	546,155	6.10	560,391	5.18
Exercised	(376,025)	4.56	(75,304)	2.39
Expired	(383,424)	12.11	(331,301)	11.69
Forfeited	(10,801)	5.42	(32,063)	4.46
End of year	6,432,328	5.96	6,656,423	6.22
Options exercisable - end of year	4,728,990	6.18	4,727,343	6.65

The weighted-average share price at the time of exercise of the options was $6.35 (2013 - $4.97).

45

The following options were outstanding as at December 31, 2014:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
YEAR GRANTED	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	EXPIRATION DATE
2005	219,333	12.73	219,333	12.73	2015
2006	260,714	11.49	260,714	11.49	2015-2016
2007	285,680	11.83	285,680	11.83	2015-2017
2008	431,443	7.81	431,443	7.81	2015-2018
2009	321,175	2.28	321,175	2.28	2019
2009	1,307,412	3.92	1,307,412	3.92	2019
2010	650,517	6.43	650,517	6.43	2015-2020
2011	716,074	6.26	538,674	6.26	2015-2021
2012	1,141,831	4.46	575,207	4.46	2015-2022
2013	555,373	5.18	138,835	5.18	2023
2014	542,776	6.10	—	—	2024
	6,432,328	5.96	4,728,990	6.18

FAIR VALUE OF THE SHARE OPTIONS GRANTED
Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past five years. The following weighted-average assumptions were used to estimate the fair value of $2.52 (2013 - $1.75), as at the date of grant, of each option issued to employees:

	2014	2013
Grant date share price	$6.65	$5.15
Exercise price	$6.10	$5.18
Risk-free interest rate	1.79%	1.75%
Expected dividend yield	2.41%	3.11%
Expected life of options	6 years	6 years
Expected volatility	45%	47%

b.
The Corporation offers its Canadian employees a share purchase plan for its common shares. Employees can voluntarily contribute up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute to the plan for 25% of the employee's contribution.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2014, the Corporation's contribution to the plan amounted to $1 million (2013 - $1 million).

c.
The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Corporation's common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the date of the participant's resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2014, the Corporation had a total of 271,581 DSUs outstanding (2013 - 227,415 DSUs), representing a long-term liability of $2 million (2013 - $2 million).

d.
In 2013, the Corporation put in place a Performance Share Unit (PSU) Plan for the benefit of officers and key employees, allowing them to receive a portion of their annual compensation in the form of PSUs. A PSU is a notional unit equivalent in value to the Corporation's common share. Periodically, the number of PSUs forming part of the award shall be adjusted depending upon the three-year average return on capital employed of the Corporation (ROCE). Such adjusted number shall be obtained by multiplying the number of PSUs forming part of the award by the applicable multiplier based on the ROCE level. Participants are entitled to receive the payment of their PSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the vesting date.

46

The PSUs vest over a period of two years starting on the award date. The expense and the related liability are recorded during the vesting period. The liability is adjusted periodically to reflect any variation in the market value of the common shares, the expected average ROCE and the passage of time. As at December 31, 2014, the Corporation had a total of 1,098,149 PSUs outstanding (2013 - 560,391 PSUs), representing a liability of $2 million (2013 - nil).

NOTE 20
ACCUMULATED OTHER COMPREHENSIVE LOSS

(in millions of Canadian dollars)	2014	2013
Foreign currency translation, net of hedging activities and related income tax of $6 million (December 31, 2013 - nil)	(25)	(29)
Unrealized loss arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of nil (December 31, 2013 - $1 million)	(2)	(4)
Unrealized loss arising from interest rate swap agreements designated as cash flow hedges, net of related income taxes of $14 million (December 31, 2013 - $8 million)	(20)	(13)
Unrealized loss arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $5 million (December 31, 2013 - $5 million)	(14)	(13)
Unrealized loss on available-for-sale financial assets, net of related income taxes of nil (December 31, 2013 - nil)	(1)	(1)
	(62)	(60)

NOTE 21
COST OF SALES BY NATURE

(in millions of Canadian dollars)	2014	2013
Raw material	1,405	1,268
Wages and employee benefits expenses	600	566
Energy	270	261
Delivery	255	240
Depreciation and amortization	174	167
Other	359	361
Total cost of sales	3,063	2,863

SELLING AND ADMINISTRATIVE EXPENSES BY NATURE

(in millions of Canadian dollars)	2014	2013
Wages and employee benefits expenses	233	231
Information technology	20	17
Publicity and marketing	11	10
Other	70	77
Total selling and administrative expenses	334	335

NOTE 22
EMPLOYEE BENEFITS EXPENSES

(in millions of Canadian dollars)	NOTE	2014	2013
Wages and employee benefits expenses	21	833	797
Share options granted to directors and employees	19(a)	1	1
Pension costs - defined benefit plans	16	8	11
Pension costs - defined contribution benefits	16	19	18
Post-employment benefits other than defined benefit pension plans	16	6	6
		867	833

47

KEY MANAGEMENT COMPENSATION
Key management includes the members of the Board of Directors, Presidents and Vice Presidents of the Corporation (same as disclosed in annual information form in section 8.3). The compensation paid or payable to key management for their services is shown below:

(in millions of Canadian dollars)	2014	2013
Salaries and other short-term benefits	9	9
Post-employment benefits	1	1
Share-based payments	4	1
	14	11

NOTE 23
LOSS (GAIN) ON ACQUISITIONS, DISPOSALS AND OTHERS

(in millions of Canadian dollars)	NOTE	2014	2013
Employment contracts		—	5
Gain on disposal of property, plant and equipment		—	(2)
Class action settlement		5	—
Gain on joint-venture contribution	8(f)	(5)	—
		—	3

2014
In the fourth quarter of 2014, the Corporation has settled a class action lawsuit that was filed against it and other North American manufacturers of containerboard. Under the terms of the settlement agreement, the Corporation has agreed to pay US $4.8 million into a settlement fund in return for the release of all claims of the alleged class without any admission of wrong doing on the part of the Corporation.

On January 31, the Corporation concluded the creation of a new joint venture for converting corrugated board activities in the Atlantic provinces with Maritime Paper Products Limited (MPPL).This transaction resulted in a gain of $5 million.

2013
As part of the transition process related to the appointment of a new President and CEO, the Corporation entered into employment contracts with the new President and CEO and its Presidents of the Containerboard, Specialty Products and Tissue Papers business segments. The fair value of the post-employment benefit obligation related to these employment contracts was evaluated at $5 million and an equivalent charge has been recorded.

The Containerboard Group sold a piece of land located at its New York City, USA, containerboard plant site and recorded a gain of $2 million on the disposal.

NOTE 24
IMPAIRMENT CHARGES (REVERSAL) AND RESTRUCTURING COSTS

A.	IMPAIRMENT CHARGES (REVERSAL) ON PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS WITH FINITE USEFUL LIFE AND OTHER ASSETS

The Corporation recorded net impairment charges totaling $21 million in 2014 and a net impairment reversal of $7 million in 2013. The recoverable amount of CGUs was determined using a fair value less cost of disposal sell model based on the income approach, unless otherwise indicated. Level 2 inputs are used to measure fair value. Impairments are detailed as follows:

	2014
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	TOTAL
Property, plant & equipment	—	7	8	15	—	15
Spare parts	—	—	3	3	—	3
Intangible assets with finite useful life and other assets	—	—	3	3	—	3
Total	—	7	14	21	—	21

48

	2013
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	TOTAL
Property, plant & equipment	—	7	—	7	(17)	(10)
Intangible assets with finite useful life and other assets	1	—	2	3	—	3
Total	1	7	2	10	(17)	(7)

2014
In the fourth quarter, the Boxboard Europe Group reviewed the recoverable amount of its Iberica, Spain, recycled boxboard manufacturing mills, and recorded impairment charges on property, plant and equipment totaling $7 million. The slow recovery of the European economic environment since the 2009 financial crisis negatively impacted profitability of this mill. Recoverable amount was based on selling price of assets as it was higher than the income approach.

In the second quarter, the Specialty Products Group recorded impairment charges of $2 million on property, plant and equipment and $3 million on spare parts due to sustained challenging business conditions for a plant manufacturing consumer goods made from recovered plastics in its consumer products sub-segment. On September 30, 2014, the plant was sold to Laurent Lemaire, a director and major shareholder of the Corporation, at a value determined to be fair by the independent members of the Board. The independent directors of the Board reviewed all options for this business and determined that the sale to Mr. Lemaire was in the best interest of the Corporation and the employees of the consumer plastics business. The Group also recorded impairment charges of $3 million on other assets.

In the fourth quarter, the Specialty Product Group reviewed the recoverable amount of its flexible film activities CGU and recorded an impairment charge of $6 million on property, plant and equipment. Sustained low shipments in this sector do not generate enough profitability to support the carrying value of property plant and equipment. Recoverable amount was based on selling price of assets as it was higher than the income approach.

2013
The Containerboard Group recorded an impairment charge of $1 million due to the re-evaluation of a note receivable (in Other assets) from a 2011 business disposal.

The Boxboard Europe Group reviewed the recoverable amount of its Magenta and Marzabotto (both in Italy) as well as its Iberica, Spain, recycled boxboard manufacturing mills, and recorded impairment charges on property, plant and equipment totaling $7 million. The slow recovery of the European economic environment since the 2009 financial crisis negatively impacted profitability of these mills and led to the consolidation of our recycled boxboard activities in Europe. Recoverable amount was based on selling price of assets as it was higher than the income approach.

The Specialty Products Group also reviewed the recoverable amount of its honeycomb activities CGU and recorded an impairment charge of $2 million on a client list. Low shipments in this sector does not generate enough profitability to support the carrying value of this intangible assets with a finite life.

The Tissue Papers Group recorded a $17 million reversal of impairment on its Memphis, Tennessee, manufacturing mill. We had initially recorded an impairment charge of $22 million at transition date to IFRS on January 1, 2010, due to operational challenges. Since then, the Corporation implemented a Group best practices program to maximize efficiency at all of its plants. These actions contributed to solve operating difficulties at the Memphis mill.

B.	GOODWILL AND OTHER INDEFINITE USEFUL LIFE INTANGIBLE ASSETS
Allocation of goodwill and other indefinite useful life intangible assets is as follows:

•	Containerboard's goodwill of $277 million is allocated to all Containerboard's CGUs.

•	Specialty Products' goodwill is allocated to all Cascades Recovery CGUs, $13 million, and the partitioning activities CGU, $2 million.

•	Tissue Papers' goodwill of $36 million and trademarks of $2 million are allocated to all Tissue Papers' CGUs.

•	Water rights of $5 million are allocated to RdM's CGU.

The Corporation tested its Containerboard goodwill for impairment. As a result of this impairment test, the Corporation concluded that the recoverable amount of the CGUs was in excess of $458 million over their carrying amount, thus no impairment charge was necessary. With all other variables held constant, a decrease in the terminal growth rate of 11%; a rise in the discounting rate of 4%, a decrease in the terminal shipments of 133,000 s.t., or a decrease in the terminal exchange rate of $0.09 would reduce the excess of $458 million to nil.

49

The Corporation applied the income approach in determining fair value less cost of disposal and used the following key assumptions (level 2 inputs):

	2014	2013
	CONTAINERBOARD	CONTAINERBOARD
Terminal growth rate	2%	2%
Discounting rate	9.5%	9.5%
Terminal exchange rate (CA$/US$)	$1.15	$1.10
Terminal shipments (manufacturing only)	888,000 s.t.	903,000 s.t.

With regards to other goodwill, all impairment testing resulted in a significant excess of recoverable amount compared to the carrying amount of the respective goodwill.

In 2013, the Corporation also tested the goodwill allocated to its honeycomb activities CGU. The Corporation used the income approach to determine the recoverable amount and we concluded it was not enough to support the carrying value of the goodwill. Level 2 inputs were used to measure fair value. The Corporation recorded an impairment charge of $4 million on the goodwill of this CGU.

C.	RESTRUCTURING COSTS

Restructuring costs are detailed as follows:

(in millions of Canadian dollars)	2014	2013
Containerboard	—	2
Boxboard Europe	1	3
Tissue Papers	1	—
	2	5

2014
The Boxboard Europe Group also recorded severances of $1 million in relation to previous years' plant closures.

The Tissue Papers Group recorded severances of $1 million as part of its consumer products activities restructuring.

2013
The Containerboard Group recorded a $1 million provision relating to an onerous lease contract and additional severances provisions totaling $1 million relating to the consolidation of its Ontario converting activities announced in 2012.

The Boxboard Europe Group recorded severances totaling $3 million in relation to the consolidation of its recycled boxboard activities in Italy and Spain.

NOTE 25
ADDITIONAL INFORMATION

A.	CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2014	2013
Accounts receivable	18	37
Current income tax assets	(6)	1
Inventories	(7)	(29)
Trade and other payables	(19)	1
Current income tax liabilities	1	(5)
	(13)	5

50

B.	FINANCING EXPENSE AND INTEREST EXPENSE ON EMPLOYEE FUTURE BENEFITS

(in millions of Canadian dollars)	2014	2013
Interest on long-term debt	97	99
Interest income	(5)	(4)
Amortization of financing costs	5	5
Other interest and banking fees	4	4
Interest on employee future benefits	6	8
Net financing expense	107	112

NOTE 26
FINANCIAL INSTRUMENTS

26.1 FAIR VALUE OF FINANCIAL INSTRUMENTS
The classification of financial instruments as at December 31, 2014 and 2013, along with the respective carrying amounts and fair values, is as follows:

		2014		2013
(in millions of Canadian dollars)	NOTE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets at fair value through profit or loss
Derivatives	26.4	25	25	9	9
Financial assets available for sale
Other investments		3	3	6	6
Investments in shares		1	1	1	1
Financial liabilities at fair value through profit or loss
Derivatives	26.4	(41)	(41)	(35)	(35)
Financial liabilities at amortized cost
Long-term debt		(1,596)	(1,608)	(1,579)	(1,640)
Derivatives designated as hedge
Asset derivatives		—	—	(9)	(9)
Liability derivatives		(18)	(18)	(14)	(14)

26.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the amount of consideration that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date.

(i)
The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relatively short maturities.

(ii)
The fair value of investments in shares held for trading is based on observable market data and mainly represents the Corporation's investment in Junex Inc., which is quoted on the Toronto Stock Exchange.

(iii)
The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and the credit market liquidity conditions.

26.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE
The following table presents information about the Corporation's financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2014 and 2013 and indicates the fair value hierarchy of the Corporation's valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value are:

Level 1 - Quoted prices in active markets for identical assets or liabilities.
Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 - Inputs that are generally unobservable and typically reflect Management's estimates of assumptions that market participants would use in pricing the asset or liability.

51

			2014
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	3	—	3	—
Investments in shares held for trading	1	1	—	—
Derivative financial assets	25	—	25	—
Total	29	1	28	—
Financial liabilities
Derivative financial liabilities	(59)	—	(59)	—
Total	(59)	—	(59)	—

			2013
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	6	—	6	—
Investments in shares held for trading	1	1	—	—
Derivative financial assets	18	—	18	—
Total	25	1	24	—
Financial liabilities
Derivative financial liabilities	(49)	—	(49)	—
Total	(49)	—	(49)	—

26.4 FINANCIAL RISK MANAGEMENT
The Corporation's activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Corporation's overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation's financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and a management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Summary

		2014
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	26.4 A) (i)	—	16	16	(3)	(37)	(40)
Price risk	26.4 A) (ii)	1	8	9	(11)	(8)	(19)
Total		1	24	25	(14)	(45)	(59)

		2013
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	26.4 A) (i)	—	9	9	(1)	(28)	(29)
Price risk	26.4 A) (ii)	2	7	9	(8)	(11)	(19)
Interest risk	26.4 A) (iii)	—	—	—	(1)	—	(1)
Total		2	16	18	(10)	(39)	(49)

52

A.	MARKET RISK

(i)	Currency risk
The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Sweden, Italy and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases and debt.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. The Corporation may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the period in which the respective hedged item affected earnings.
Management has implemented a policy for managing foreign exchange risk against its functional currency. The Corporation's risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months.

In 2014, approximately 29% of sales from Canadian operations were made to the United States and 15% of sales from French and Italian operations were made in countries whose currencies were other than the Euro.The following table summarizes the Corporation's commitments to buy and sell foreign currencies as at December 31, 2014 and 2013:

	2014
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy (US$ for CAN$)	0.9965	December 2017	US$	150	25
Foreign exchange forward contracts to buy (US$ for CAN$)	1.06	January 2020	US$	50	4
Currency option sold to sell US$ (US$ for CAN$)	1.1167	December 2017	US$	300	(29)
Currency option sold to sell US$ (US$ for CAN$)	1.15	January 2020	US$	100	(10)
Currency option sold to buy US$ (US$ for CAN$)	1.0225	January 2020	US$	200	(8)
Sub-total					(18)
Forecasted sales
Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Foreign exchange forward contracts to sell (US$ for CAN$)	1.1580	0 to 12 months	US$	23	—
Currency option instruments to sell (US$ for CAN$)	1.1098	0 to 12 months	US$	45	(2)
Currency option instruments to sell (US$ for CAN$)	1.1286	13 to 24 months	US$	45	(4)
Sub-total					(6)
Total					(24)

In 2014, the Corporation did offset $13 million in derivative assets against $34 million in derivative liabilities as we intend to settle the derivatives on a net basis.

53

	2013
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified in Foreign exchange gain on long-term debt:
Foreign exchange forward contracts to buy (US$ for CAN$)	0.9965	December 2017	US$	150	13
Sub-total					13
Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy (US$ for CAN$)	1.06	January 2020	US$	50	1
Currency option sold to sell US$ (US$ for CAN$)	1.1167	December 2017	US$	300	(17)
Currency option sold to sell US$ (US$ for CAN$)	1.15	January 2020	US$	100	(6)
Currency option sold to buy US$ (US$ for CAN$)	1.0225	January 2020	US$	200	(10)
Sub-total					(32)
Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales:
Foreign exchange forward contracts to sell (US$ for CAN$)	1.0484	0 to 12 months	US$	15	—
Foreign exchange forward contracts to buy (€ for US$)	1.3399	0 to 12 months	US$	2.4	—
Foreign exchange forward contracts to sell (GBP for SEK)	10.736	0 to 12 months		£2	—
Foreign exchange forward contracts to sell (€ for SEK)	9.0010	0 to 12 months		€2.8	—
Sub-total					—
Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Currency option instruments to sell (US$ for CAN$)	1.0427	0 to 12 months	US$	35	—
Currency option instruments to sell (US$ for CAN$)	1.0314	13 to 24 months	US$	25	(1)
Sub-total					(1)
Total					(20)

In 2013, the Corporation also paid US$4 million ($4 million) for the settlement of derivative financial instruments related to its 7.25% unsecured senior notes and US$10 million ($10 million) for the settlement of derivative financial instruments related to its 6.75% unsecured senior notes.

In 2013, the Corporation did offset $5 million in derivative assets against $22 million in derivative liabilities as we intend to settle the derivatives on a net basis.

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2014, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation for the year would have been approximately $4 million lower, based on the net exposure of total US sales less US purchases of the Corporation's Canadian operations and operating income before depreciation of the Corporation's US operations but excluding the effect of this change on the denominated working capital components. The interest expense would have remained relatively stable.

In 2014, if the Canadian dollar had strengthened by $0.01 against the Euro with all other variables held constant, operating income before depreciation for the year would have been approximately $1 million lower following the translation of operating income of the Corporation's European operations.

54

CURRENCY RISK ON TRANSLATION OF SELF-SUSTAINING FOREIGN SUBSIDIARIES
The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in ''Accumulated other comprehensive income (loss)'', net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the Euro as at December 31, 2014 and 2013. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2014 and 2013, with the hedging instruments being the long-term debt denominated in US dollars.

Consolidated Shareholders' equity: Currency effect before tax of a 10% change:

	2014			2013
(in millions of Canadian dollars)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
10% change in the CAN$/US$ rate	93	52	41	80	67	13
10% change in the CAN$/Euro rate	4	—	4	7	—	7

(ii) Price risk
The Corporation is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw material, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to ''Cost of sales'' in the same period as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2014
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Electricity	284,904 MWh	2015 to 2017	—
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	9,336,800 GJ	2015 to 2018	(12)
US portfolio	3,636,000 mmBtu	2015 to 2018	(6)
Total			(18)

	2013
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	10,200 s.t.	2014	—
Sorted office papers	12,000 s.t.	2014	—
Electricity	375,888 MWh	2014 to 2017	—
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	11,525,060 GJ	2014 to 2018	(13)
US portfolio	4,776,300 mmBtu	2014 to 2018	(5)
Total			(18)

55

In 2011, as part of the sale of its Versailles boxboard mill, the Corporation also entered into an agreement to sell natural gas to the acquirer. The acquirer went bankrupt in 2014 and the fair value of this agreement has been written down to nil as at December 31, 2014 (2013 - $1 million asset).

In 2013, the Corporation entered into an agreement to purchase steam. The agreement includes an embedded derivative and the fair value as at December 31, 2014 was $8 million (2013 - $7 million).

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2014 and 2013. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2014 and 2013, with the hedging instruments being derivative commodity contracts.

Consolidated commodity consumption: Price change effect before tax.

	2014			2013
(in millions of Canadian dollars1)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
US$15/s.t. change in recycled paper price	28	—	28	30	—	30
US$30/s.t. change in commercial pulp price	5	—	5	7	—	7
US$1/mmBTU. change in natural gas price	9	5	4	9	5	4
US$1/MWh change in electricity price	2	—	2	2	—	2

1	Sensitivity calculated with an exchange rate of 1.10 CAN$/US$ for 2014 and 1.03 CAN$/US$ for 2013.

(iii) Interest rate risk
The Corporation has no significant interest-bearing assets.

The Corporation's interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2014, approximately 23% (2013 - 33%) of the Corporation's long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2014 the impact on interest expense of a 100-basis point change in rate would be approximately $4 million (impact on net earnings is approximately $3 million).

The Corporation has swaps maturing in 2015 and up to 2017 on a notional amount up to $50 million. As at December 31, 2014, these agreements are recorded as an asset at a fair value of nil (2013 - nil). The Corporation also holds interest rate swaps through RdM. These swaps are contracted to fix the interest rate on a notional amount of €8 million and are maturing in 2015 and 2016. Fair value of these agreements is nil as at December 31, 2014 (December 31, 2013 - $1 million liability).

(iv)	Loss (gain) on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2014	2013
Unrealized loss (gain) on derivative financial instruments	6	(6)
Realized loss on derivative financial instruments	—	1
	6	(5)

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B.	CREDIT RISK
Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with creditworthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation's credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset's carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in Selling and administrative expenses. When a trade receivable is uncollectable, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against Selling and administrative expenses in the consolidated statement of earnings.

Loans and notes receivables from business disposals are recognized at fair value. There is no past due amount as at December 31, 2014.

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C.	LIQUIDITY RISK
Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2014 and 2013:

	2014
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	46	46	46	—	—	—
Trade and other payables	557	557	557	—	—	—
Revolving credit facility	332	347	13	334	—	—
Unsecured senior notes	1,175	1,647	72	71	215	1,289
Other debts of subsidiaries	31	37	11	6	11	9
Other debts without recourse to the Corporation	73	77	36	17	19	5
Derivative financial liabilities	59	59	14	8	24	13
	2,273	2,770	749	436	269	1,316

	2013
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	56	56	56	—	—	—
Trade and other payables	590	590	590	—	—	—
Revolving credit facility	484	514	14	15	485	—
Unsecured senior notes	989	1,354	78	77	890	309
Other debts of subsidiaries	39	46	17	9	10	10
Other debts without recourse to the Corporation	80	80	25	30	19	6
Derivative financial liabilities	49	49	10	7	18	14
	2,287	2,689	790	138	1,422	339

As at December 31, 2014, the Corporation had unused credit facilities of $495 million (December 31, 2013 - $303 million), net of outstanding letters of credit of $38 million (December 31, 2013 - $56 million).

D.	OTHER RISK

FACTORING OF ACCOUNTS RECEIVABLE
The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of receivables as a source of financing by reducing its working capital requirements. When the receivables are sold, the Corporations removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring which is included in ''Financing expense''. As at December 31, 2014, the off-balance sheet impact of the factoring of receivables amounted to $27 million (€20 million). The Corporation expects to continue to sell receivables on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

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NOTE 27
COMMITMENTS

a.	The Corporation leases various properties, vehicles and equipment under non-cancellable operating lease agreements.

Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	2014	2013
No later than one year	22	21
Later than one year but no later than five years	36	36
More than five years	6	9

b.	Capital and raw material commitments

Capital expenditures and raw material contracted at the end of the reporting date but not yet incurred are as follows:

		2014			2013
(in millions of Canadian dollars)	NOTE	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	RAW MATERIAL	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	RAW MATERIAL
No later than one year	28	6	2	71	13	2	50
Later than one year but no later than five years	28	—	—	287	1	2	201
More than five years	28	—	—	107	—	—	126
		6	2	465	14	4	377

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NOTE 28
RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	JOINT VENTURES	ASSOCIATES
2014
Sales to related parties	52	72
Purchases from related parties	28	153
2013
Sales to related parties	52	58
Purchases from related parties	31	79

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

In addition to related party balance presented elsewhere in these consolidated financial statements, the following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	December 31, 2014	December 31, 2013
Receivables from related parties
Joint ventures	6	11
Associates	13	9
Payables to related parties
Joint ventures	9	10
Associates	18	15

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provisions held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

Starting in June 2013, the Corporation entered into a take-or-pay agreement with its associate Greenpac. For a period of eight years, the Corporation has the obligation to purchase a minimum quantity of 340,000 short tons per year from Greenpac. If the Corporation fails to purchase the minimum quantity, it must compensate Greenpac for the lost gross margin on those short tons. Included in commitments in Note 27 is the minimum amount to be paid to Greenpac which corresponds to the potential lost gross margin on 340,000 tons.

On September 30, 2014, the Corporation sold a plant manufacturing consumer goods made from recovered plastics in its Specialty Products Group to Laurent Lemaire, a director and major shareholder of the Corporation, at a value determined to be fair by the independent members of the Board. The independent directors of the Board reviewed all options for this business and determined that the sale to Mr. Lemaire was in the best interest of the Corporation and the employees of the consumer plastics business.

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HISTORICAL FINANCIAL INFORMATION - 10 YEARS

For the years ended December 31,	IFRS	IFRS
(in millions of Canadian dollars, except per share amounts and ratios) (unaudited)	2014	2013
Historical financial information are not adjusted to reclass the impact of discontinued operations and IFRS for years ended prior to 2011.
Highlights - Consolidated Results
Sales	3,953	3,849
Cost of sales and expenses	3,595	3,497
Operating income before depreciation and amortization (OIBD) excluding specific items	358	352
Depreciation and amortization	183	182
Operating income excluding specific items	175	170
Financing expense and interest expense on employee future benefits	108	115
Foreign exchange loss (gain) on long-term debt and financial instruments	30	(2)
Specific items	191	28
	(154)	29
Provision for (recovery of) income taxes	(11)	12
Share of results of associates and joint ventures	—	3
Net earnings (loss) attributable to non-controlling interest	4	3
Net earnings (loss)	(147)	11
Net earnings (loss) per common share	$(1.57)	$0.11
Highlights - Consolidated Cash Flow
Cash flow generated by operating activities	250	232
Cash flow from operations	251	226
per common share	$2.67	$2.41
Purchases of property, plant and equipment net of proceeds on disposal	172	136
Business acquisitions and cash from a joint venture	—	—
Proceed from business disposals	(36)	—
Net change in long-term debt	88	(30)
Dividends on common shares	15	15
per common share	$0.16	$0.16
Dividend yield	2.3%	2.3%
Highlights - Consolidated Balance Sheet (As at December 31)
Current assets less current liabilities	308	414
Property, plant & equipment	1,592	1,684
Total assets	3,673	3,831
Total long-term debt	1,596	1,579
Non-controlling interests	110	113
Shareholders' equity	893	1,081
per common share	$9.48	$11.52
Stock Market Highlights
Shares issued and outstanding (in millions)	94.2	93.9
Trading volume (in millions)	45.0	25.2
Market capitalization	661	646
Closing price	$7.02	$6.88
High	$7.60	$6.92
Low	$5.64	$4.07
Key Financial Ratios
Net earnings (loss)/sales	(3.7)%	0.3%
Sales/total assets*	1.1X	1.0X
Total assets/average Shareholders' equity*	3.7X	3.7X
Return on Shareholder's equity*	(14.9)%	1.1%
Return on total assets (OIBD/average total assets)*	9.5%	9.4%
OIBD/sales	9.1%	9.1%
OIBD/interest	3.3X	3.1X
Current assets less current liabilities/sales*	7.8%	10.8%
Net debt/OIBD*	4.5X	4.6X
Total debt/total debt + Shareholders' equity	64.8%	60.2%
Price to earnings	N/A	62.5
Price to book value	0.7X	0.6X
* Prior to 2007, ratios are calculated excluding the impact of the Norampac acquisition.

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IFRS	IFRS
2012	2011		2010		2009		2008		2007		2006		2005

3,645	3,760		3,959		3,877		4,025		4,033		3,481		3,862
3,341	3,517		3,561		3,412		3,720		3,693		3,167		3,600
304	243		398		465		305		340		314		262
199	186		212		218		213		208		163		174
105	57		186		247		92		132		151		88
115	100		112		118		103		106		83		83
(8)	(4)		4		31		24		(59)		—		(10)
33	(148)		65		33		54		7		76		159
(35)	109		5		65		(89)		78		(8)		(144)
(4)	27		—		23		(29)		6		(3)		(40)
(2)	(14)		(15)		(17)		(8)		(27)		(8)		(7)
(7)	(3)		3		(1)		2		3		—		—
(22)	99		17		60		(54)		96		3		(97)
$(0.23)	$1.03		$0.18		$0.61		$(0.55)		$0.96		$0.04		$(1.19)

199	115		228		355		126		53		191		100
154	121		246		303		150		163		174		100
$1.64	$1.26		$2.54		$3.10		$1.52		$1.64		$2.15		$1.23
141	110		131		171		184		169		110		121
14	60		3		69		(5)		10		572		52
—	(292)		—		—		47		37		94		—
(54)	143		30		59		149		91		178		91
15	15		16		16		16		16		13		13
$0.16	$0.16		$0.16		$0.16		$0.16		$0.16		$0.16		$0.16
3.9%	3.6%		2.4%		1.8%		4.6%		1.9%		1.2%		1.6%

295	400		479		484		522		581		574		530
1,659	1,703		1,777		1,912		2,030		1,886		2,063		1,562
3,694	3,728		3,724		3,792		4,031		3,769		3,911		3,046
1,475	1,407		1,395		1,469		1,708		1,574		1,666		1,297
116	136		24		21		22		25		19		—
978	1,029		1,257		1,304		1,256		1,199		1,157		897
$10.42	$10.87		$13.01		$13.41		$12.74		$12.09		$11.62		$11.10

93.9	94.6		96.6		97.2		98.5		99.1		99.5		80.8
20.2	33.8		57.7		79.8		39.8		63.2		31.7		23.6
385	419		647		869		339		837		1,317		812
$4.10	$4.43		$6.70		$8.94		$3.44		$8.44		$13.23		$10.05
$5.18	$7.75		$9.80		$9.10		$8.90		$15.80		$14.78		$13.95
$3.85	$3.51		$5.71		$1.70		$3.00		$7.46		$9.66		$7.35

(0.6)%	2.6%		0.4%		1.5%		(1.3)%		2.4%		0.1%		(2.5)%
1.0X	1.0	x	1.1	x	1.0	x	1.0	x	1.1	x	1.2	x	1.3	x
3.7X	3.3	x	2.9	x	3.0	x	3.3	x	3.2	x	3.2	x	3.1	x
(2.2)%	8.7%		1.3%		4.7%		(4.4)%		8.1%		0.3%		(9.9)%
8.2%	6.5%		10.6%		11.9%		7.8%		8.9%		10.6%		8.4%
8.3%	6.5%		10.1%		12.0%		7.6%		8.4%		9.0%		6.8%
2.6X	2.4	x	3.6	x	3.9	x	3.0	x	3.2	x	3.8	x	3.2	x
8.1%	10.6%		12.1%		12.5%		13.0%		14.4%		13.3%		13.7%
5.0X	6.1	x	3.6	x	3.3	x	5.9	x	4.7	x	3.8	x	5.0	x
61.4%	59.3%		53.7%		54.3%		59.1%		57.5%		59.6%		59.9%
N/A	4.3	x	37.2	x	14.7	x	N/A		8.8	x	330.8	x	N/A
0.4X	0.4	x	0.5	x	0.7	x	0.3	x	0.7	x	1.1	x	0.9	x

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